Exhibit 4.6.1

CREDIT AGREEMENT

among

THE HERTZ CORPORATION,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent and Collateral Agent,

LEHMAN COMMERCIAL PAPER INC.,
as Syndication Agent

and

MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,
as Documentation Agent

Dated as of December 21, 2005

DEUTSCHE BANK SECURITIES INC.,
LEHMAN BROTHERS INC.
and
MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,
as Joint Lead Arrangers

and

BNP PARIBAS,

THE ROYAL BANK OF SCOTLAND PLC

and

CALYON NEW YORK BRANCH,

as Co-Arrangers

DEUTSCHE BANK SECURITIES INC.,
LEHMAN BROTHERS INC.,
MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,
GOLDMAN SACHS CREDIT PARTNERS L.P.
and
JPMORGAN CHASE BANK, N.A.,
as Joint Bookrunning Managers

i

SECTION 5. REPRESENTATIONS AND WARRANTIES		68
5.1	Financial Condition	68
5.2	No Change; Solvent	69
5.3	Corporate Existence; Compliance with Law	69
5.4	Corporate Power; Authorization; Enforceable Obligations	70
5.5	No Legal Bar	70
5.6	No Material Litigation	70
5.7	No Default	70
5.8	Ownership of Property; Liens	71
5.9	Intellectual Property	71
5.10	No Burdensome Restrictions	71
5.11	Taxes	71
5.12	Federal Regulations	71
5.13	ERISA	72
5.14	Collateral	72
5.15	Investment Company Act; Other Regulations	73
5.16	Subsidiaries	73
5.17	Purpose of Loans	73
5.18	Environmental Matters	73
5.19	No Material Misstatements	74
5.20	Delivery of the Acquisition Agreement	75
5.21	Certain Representations and Warranties Contained in the Acquisition Agreement	75
5.22	Senior Indebtedness	75
5.23	Labor Matters	75
5.24	Special Purpose Corporation	76
5.25	Insurance	76
5.26	Anti-Terrorism.	76

SECTION 6. CONDITIONS PRECEDENT		76
6.1	Conditions to Initial Extension of Credit	76
6.2	Conditions to Each Other Extension of Credit	84

SECTION 7. AFFIRMATIVE COVENANTS		85
7.1	Financial Statements	85
7.2	Certificates; Other Information	87
7.3	Payment of Obligations	88
7.4	Conduct of Business and Maintenance of Existence	88
7.5	Maintenance of Property; Insurance	88
7.6	Inspection of Property; Books and Records; Discussions	89
7.7	Notices	90
7.8	Environmental Laws	91
7.9	After-Acquired Real Property and Fixtures	92
7.10	Interest Rate Protection	94
7.11	Surveys	94
7.12	[Reserved].	95
7.13	Consummation of Transactions	95

7.14	Post-Closing Security Perfection	95

SECTION 8. NEGATIVE COVENANTS		95
8.1	Financial Condition Covenants	95
8.2	Limitation on Indebtedness	97
8.3	Limitation on Liens	101
8.4	Limitation on Guarantee Obligations	104
8.5	Limitation on Fundamental Changes	106
8.6	Limitation on Sale of Assets	106
8.7	Limitation on Dividends	107
8.8	Limitation on Capital Expenditures	109
8.9	Limitation on Investments, Loans and Advances	110
8.10	Limitations on Certain Acquisitions	112
8.11	Limitation on Transactions with Affiliates	113
8.12	Limitation on Sale and Leaseback Transactions	115
8.13	Limitation on Dispositions of Collateral	115
8.14	Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents	116
8.15	Limitation on Changes in Fiscal Year	117
8.16	Limitation on Negative Pledge Clauses	117
8.17	Limitation on Lines of Business	117
8.18	Limitations on Currency, Commodity and Other Hedging Transactions	118
8.19	Limitations on Activities of Hertz Vehicle Sales Corporation	118
8.20	Limitation on HERC Capital Expenditures.	118

SECTION 9. EVENTS OF DEFAULT		119

SECTION 10. THE AGENTS AND THE OTHER REPRESENTATIVES		123
10.1	Appointment	123
10.2	Delegation of Duties	124
10.3	Exculpatory Provisions	124
10.4	Reliance by the Administrative Agent	125
10.5	Notice of Default	125
10.6	Acknowledgements and Representations by Lenders	126
10.7	Indemnification	126
10.8	The Administrative Agent and Other Representatives in Their Individual Capacity	127
10.9	Collateral Matters	127
10.10	Successor Agent	128
10.11	Other Representatives	129
10.12	Reserved	129
10.13	Withholding Tax	129

SECTION 11. MISCELLANEOUS		129
11.1	Amendments and Waivers	129
11.2	Notices	132
11.3	No Waiver; Cumulative Remedies	133

11.4	Survival of Representations and Warranties	133
11.5	Payment of Expenses and Taxes	133
11.6	Successors and Assigns; Participations and Assignments	134
11.7	Adjustments; Set-off; Calculations; Computations	139
11.8	Judgment	140
11.9	Counterparts	140
11.10	Severability	140
11.11	Integration	140
11.12	GOVERNING LAW	141
11.13	Submission To Jurisdiction; Waivers	141
11.14	Acknowledgements	141
11.15	WAIVER OF JURY TRIAL	142
11.16	Confidentiality	142
11.17	USA Patriot Act Notice	143
11.18	Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S.	143

SCHEDULES

A-1	Tranche B Term Loan Commitments and Addresses
A-2	Delayed Draw Term Loan Commitments and Addresses
A-3	Letter of Credit Commitments and Addresses
B	Rollover Indebtedness
C	Unscheduled Assumed Indebtedness
D	Existing Letters of Credit
5.2	Material Adverse Effect Disclosure
5.4	Consents Required
5.6	Litigation
5.8	Real Property
5.9	Intellectual Property Claims
5.16	Subsidiaries
5.18	Environmental Matters
5.25	Insurance
6.1(d)	Intercompany Transactions
6.1(i)	Lien Searches
6.1(j)	Local and Foreign Counsel
6.1(n)	Title Insurance Policies
7.11	Surveys
7.14	Post-Closing Security
8.2(j)	Permitted Indebtedness
8.3(j)	Permitted Liens
8.4(a)	Permitted Guarantee Obligations
8.6(i)	Permitted Asset Sales
8.9(c)	Permitted Investments
8.11(v)	Permitted Transactions with Affiliates

v

EXHIBITS

A	Form of Term Loan Note
B	Guarantee and Collateral Agreement
C	Form of Mortgage
D-1	Opinion of Debevoise & Plimpton LLP, Special New York Counsel to the Loan Parties
D-2	Opinion of Richards, Layton and Finger PA, Special Delaware Counsel to Certain of the Loan Parties
D-3	Opinion of Harold Rolfe, General Counsel to the Parent Borrower
E	Form of U.S. Tax Compliance Certificate
F	Form of Assignment and Acceptance
G	Form of Closing Certificate
H	Form of L/C Request

CREDIT AGREEMENT, dated as of December 21, 2005, among, THE HERTZ CORPORATION, a Delaware corporation (together with its successors and assigns the “Parent Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and the “Collateral Agent”), LEHMAN COMMERCIAL PAPER INC. (“LCPI”), as syndication agent (in such capacity, the “Syndication Agent”), and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, (“Merrill”), as documentation agent (in such capacity, the “Documentation Agent”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, CCMG Holdings, Inc., a Delaware corporation (“Holdings”), and its Wholly Owned Subsidiaries (such term and each other capitalized term used in these recitals and not otherwise previously defined, as hereinafter defined), including CCMG Corporation, a Delaware corporation (together with its successors and assigns “CCMGC”), and CCMG Acquisition Corporation, a Delaware corporation (“Acquisition Corp.”), are each newly formed companies organized by Clayton, Dubilier & Rice, Inc. (“CD&R”), TC Group L.L.C. (which operates under the trade name The Carlyle Group) (“Carlyle”), Merrill Lynch Global Partners, Inc. (“MLGP” and, collectively with CD&R and Carlyle, the “Sponsors”) or any of their respective Affiliates;

WHEREAS, Holdings shall, through one or more of its Wholly-Owned Subsidiaries, acquire (the “Acquisition”) all of the issued and outstanding capital stock of the Parent Borrower, pursuant to the Stock Purchase Agreement, dated as of September 12, 2005 (the “Acquisition Agreement”), among Holdings, Ford Holdings LLC (the “Seller”) and Ford Motor Company;

WHEREAS, Holdings will receive a direct or indirect cash investment from the Equity Investors and/or one or more other investors determined by the Equity Investors, in an aggregate amount of at least $2,200,000,000 and will contribute such cash (net of amounts used to pay the costs and expenses of Holdings incurred on or prior to the Closing Date in respect of the Transactions (as defined herein)) as a common equity contribution to CCMGC, and CCMGC shall in turn contribute such amount as a common equity contribution to Acquisition Corp. (the “Equity Financing”);

WHEREAS, Parent Borrower and certain of the Subsidiaries will obtain a senior secured asset based revolving loan facility (the “ABL Facility”), under which, the Parent Borrower and certain of the Subsidiaries shall obtain commitments from Lenders in respect of senior secured revolving loans (the “ABL Facility Loans”) in an amount of up to $1,600,000,000;

WHEREAS, Acquisition Corp. will issue up to $2,800,000,000 in combined aggregate principal amount of (x) its senior unsecured notes (in an aggregate principal amount of up to $2,200,000,000) and (y) its senior subordinated unsecured notes (in an aggregate principal amount of up to $600,000,000) (collectively, as further defined in subsection 1.1 the “New Notes”);

WHEREAS, a bankruptcy-remote special purpose entity wholly-owned by the Parent Borrower or one of its Affiliates reasonably satisfactory to the U.S. ABS Initial Purchasers will secure financings of up to $4,267,629,130 through the issuance of certain U.S. rental car asset backed securities (the “U.S. Securitization”);

WHEREAS, one or more of the Parent Borrower’s existing Foreign Subsidiaries and or certain Special Purpose Entities will obtain loans and/or issue notes to finance or refinance the purchase of Rental Car Vehicles in an aggregate principal amount of up to $1,780,639,366 (the “Foreign Fleet Bridge Financing”);

WHEREAS, following the Acquisition, the Canadian Reorganization shall be effected;

WHEREAS, following the Acquisition, Acquisition Corp. will merge with and into (the “Merger” and, together with the Acquisition, the Tender Offers, the Debt Financing, the Equity Financing, the Canadian Reorganization and the repayment of certain existing Indebtedness, the “Transactions”) the Parent Borrower, with the Parent Borrower being the surviving corporation of the Merger; and

WHEREAS, in order to (i) fund a portion of certain of the Transactions, (ii) repay certain existing indebtedness of the Parent Borrower and its Subsidiaries, (iii) pay certain fees and expenses related to the Transactions and (iv) finance the working capital and other business requirements and other general corporate purposes of the Parent Borrower and its Subsidiaries following the consummation of the Acquisition and the related transactions, the Parent Borrower has requested that the Lenders make the Loans and issue and participate in the Letters of Credit provided for herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS.

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABL Facility”:  as defined in the Recitals, and as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABL Facility Documents”:  any document evidencing the ABL Facility or entered into in connection therewith, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABL Facility Loans”:  as defined in the Recitals, and as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by DBNY (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Parent Borrower) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by DBNY in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceleration”:  as defined in subsection 9(e).

“Accounts”:  as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquisition”:  as defined in the Recitals hereto.

“Acquisition Agreement”:  as defined in the Recitals hereto.

“Acquisition Corp.”:  as defined in the Preamble hereto.

“Acquisition Documents”:  the Acquisition Agreement and the Guarantees (as defined in the Acquisition Agreement), in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Additional Senior Notes”:  means either (i) additional Dollar Senior Notes issued pursuant to the New Notes Indenture governing the Dollar Senior Notes or (ii) senior notes of the Parent Borrower issued in an original aggregate principal amount of at least $100,000,000 pursuant to an indenture having substantially identical terms to the New Notes Indenture governing the Dollar Senior Notes (other than the issue price, coupon, maturity and redemption dates), in each case (x) issued on or prior to February 10, 2006 and (y) in such principal amount as is necessary to generate net proceeds to the Parent Borrower of an amount equal to (x) $500,000,000 minus (y) the aggregate principal amount of Existing Notes maturing in 2010 and thereafter that are not Late-Tendered Bonds and (z) (other than in the case of Excess Additional Senior Notes) to be used solely to prepay, repay, purchase, defease or otherwise acquire, or to refinance the prepayment, repayment, purchase, defeasance or other acquisition of, the Long-Dated Bonds.

“Administrative Agent”:  as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to subsection 10.10.

“Affected Eurocurrency Loans”:  as defined in subsection 4.9.

“Affected Eurocurrency Rate”:  as defined in subsection 4.7.

“Affected Loans”: as defined in subsection 4.9.

“Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agent.

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Applicable Margin”:  (a) with respect to ABR Loans, (i) 1.25% per annum or (ii) 1.00% per annum if the Consolidated Leverage Ratio for the most recently completed fiscal period of the Parent Borrower is less than or equal to 3.75 to 1.00 and (b) with respect to Eurocurrency Loans, (i) 2.25% per annum or (ii) 2.00% per annum if the Consolidated Leverage Ratio for the most recently completed fiscal period of the Parent Borrower is less than or equal to 3.75 to 1.00.

“Approved Fund”:  as defined in subsection 11.6(b).

“Asset Sale”:  any sale, issuance, conveyance, transfer, lease or other disposition (including through a Sale and Leaseback Transaction) (a “Disposition”) by the Parent Borrower or any other Loan Party, in one or a series of related transactions, of any real or personal, tangible or intangible, property (including Capital Stock) of the Parent Borrower or such

Subsidiary to any Person (other than (x) pursuant to the HERC LKE Program, (y) pursuant to the Rental Car LKE Program or (z) in connection with any Financing Disposition).

“Assignee”:  as defined in subsection 11.6(b).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit F.

“Assumed Indebtedness”:  the collective reference to all Rollover Indebtedness and Unscheduled Assumed Indebtedness.

“Average Book Value”:  for any period, the amount equal to (a) the sum of the respective book values of Rental Car Vehicles of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) as of the end of each of the most recent thirteen fiscal months of the Parent Borrower that have ended at or prior to the end of such period, divided by (b) 13.

“Average Interest Rate”:  for any period, the amount equal to (a) the total interest expense of the Parent Borrower and its Subsidiaries for such period (excluding any interest expense on any Indebtedness of any Special Purpose Subsidiary) divided by (b) the Average Principal Amount of Indebtedness of the Parent Borrower and its Subsidiaries for such period (excluding any Indebtedness of any Special Purpose Subsidiary).

“Average Principal Amount”: for any period, the amount equal to (a) the sum of the respective aggregate outstanding principal amounts of the Indebtedness of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) as of the end of each of the most recent thirteen fiscal months of the Parent Borrower that have ended at or prior to the end of such period, divided by (b) 13.

“Benefited Lender”:  as defined in subsection 11.7(a).

“Board”:  the Board of Governors of the Federal Reserve System.

“Borrowing Date”:  any Business Day specified in a notice pursuant to subsection 2.7 or 3.2 as a date on which the Parent Borrower requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or, with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York; provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.

“Canadian Reorganization”:  the following transactions, to occur following the Acquisition on the Closing Date:

(a)           the sale by Hertz Holdings Netherlands B.V. (“Hertz NL BV”)  of common shares (“Hertz Canada Common shares”) of Hertz Canada Limited (“Hertz Canada”) to the Parent Borrower, in consideration for which the Parent Borrower shall deliver to Hertz NL BV a note issued by the Parent Borrower and payable on demand in the principal amount of approximately $490,000,000 (the “Hertz Note”);

(b)           the distribution by the Parent Borrower of the Hertz Canada Common Shares and the preferred shares of Hertz Canada held by the Parent Borrower (together with the Hertz Canada Common Shares, the “Hertz Canada Shares”) as a dividend to CCMG Investor LLC, a Subsidiary of Acquisition Corp. and the sole stockholder of the Parent Borrower immediately following the Acquisition;

(c)           the sale by Acquisition Corp. of Class B Common Shares of CCMG Investor LLC to CCMG Investor LLC for redemption, in consideration for which CCMG Investor LLC shall sell to Acquisition Corp. common stock of the Parent Borrower (the “Hertz Shares”), representing all of the then issued and outstanding shares of the Parent Borrower’s capital stock;

(d)           the dissolution, winding-up and termination of CCMG Investor LLC, in connection with which  the Hertz Canada Shares shall be transferred and assigned to CMGC Canada Acquisition ULC (“CMGC Canada”);

(e)           the sale of common shares of CMGC Canada (the “CMGC Canada Shares”), representing all of the issued and outstanding shares of CMGC Canada’s capital stock, to the Parent Borrower as a contribution;

(f)            the Merger;

(g)           the sale by the Parent Borrower of the CMGC Canada Shares to Hertz International Ltd., in consideration for which Hertz International Ltd. will enter into an agreement with the Parent Borrower, Hertz International Ltd. and Hertz NL BV pursuant to which the Parent Borrower will be released from its obligations under the Hertz Note, which shall be cancelled, and Hertz International Limited shall issue a new note (the “HIL Note”) to Hertz NL BV for the same principal amount and otherwise containing substantially similar terms and conditions;

(h)           the sale by Hertz International Limited of the CMGC Canada Shares to Hertz NL BV in full satisfaction of Hertz International Ltd.’s obligations under the HIL Note, which shall be cancelled;

(i)            the subscription by CMGC Canada for common shares (the “Newco (Canada) Shares”) of 1677932 Ontario Limited, an Ontario corporation, representing all of the issued and outstanding shares of Newco (Canada) capital stock, in consideration for which CMGC Canada shall sell, transfer and assign to Newco (Canada) the Hertz Canada Shares;

(j)            the amalgamation of Newco (Canada) and Hertz Canada, whereupon the amalgamated entity shall continue under the name Hertz Canada Limited (“Hertz Canada Amalco”);

(k)           the exchange by Hertz Canada Amalco of its common shares in Matthews for preferred shares of Matthews of equal value, and the subscription by CCMG HERC Sub, Inc., a Wholly-Owned Subsidiary of HERC, for common shares of Matthews; and

(l)            all transactions relating thereto.

 “Capital Expenditures”:  with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made (i) for investments permitted by subsection 8.9 and (ii) for acquisitions permitted by subsection 8.10) which, in accordance with GAAP, are or should be included in “capital expenditures,” including, any such expenditures made for purchases of Rental Equipment, net of (b) Dispositions of (x) property, plant and equipment, (y) Rental Equipment and (z) Rental Car Vehicles during such period.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Carlyle”:  as defined in the Recitals hereto.

“Carlyle Investors”: the collective reference to (a) Carlyle Partners IV, L.P., a Delaware limited partnership, or any successor thereto, (b) CEP II Participations S.àr.l., a Luxembourg limited liability company, or any successor thereto, (c) CP IV Co-investment L.P., a Delaware limited partnership, or any successor thereto, (d) CEP II U.S. Investments, L.P., a Delaware limited partnership, or any successor thereto, (e) any Affiliate of any thereof, and (f) any successor in interest to any thereof.

 “Cash Equivalents”:  (a) securities issued or fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment

Company Act, and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Parent Borrower, in each case provided in clauses (a), (b), (c) and (e) above only, maturing within twelve months after the date of acquisition.

“CCMGC”:  as defined in the Recitals hereto.

“CD&R”:  as defined in the Recitals hereto.

“CD&R Investors”:  the collective reference to (i) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) CD&R CCMG Co-Investor L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iv) any Affiliate of any thereof, and (v) any successor in interest to any thereof.

“Change in Consolidated Working Capital”:  for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period.

“Change of Control”:  the occurrence of any of the following events:  (a) at any time prior to the initial registered public offering of CCMGC’s or any Parent Entity’s Voting Stock the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (x) so long as CCMGC is a Subsidiary of any Parent Entity, shares of Voting Stock having less than 51% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) if CCMGC is not a Subsidiary of any Parent Entity, shares of Voting Stock having less than 51% of the total voting power of all outstanding shares of CCMGC, (b) on and after the date of the initial registered public offering of CCMGC’s or any Parent Entity’s Voting Stock, (i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as CCMGC is a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if CCMGC is not a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of CCMGC and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as CCMGC is a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if CCMGC is not a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of CCMGC or (ii) the Continuing Directors shall cease to constitute a majority of the members of the board of directors of CCMGC; (c) CCMGC shall cease to own, directly or indirectly, 100% of the Capital Stock of the Parent Borrower (or any successor to the Parent Borrower permitted pursuant to subsection 8.5); or (d) a “Change of Control” as defined in any Financing Documentation; as used in this paragraph “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of directors.

“Closing Date”:  the date on which all the conditions precedent set forth in subsection 6.1 shall be satisfied or waived.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  as defined in the Recitals hereto.

“Commercial L/C”:  as defined in subsection 3.1(a).

“Committed Lenders”:  DB, Lehman Brothers, MLCC, Goldman and JPMorgan.

“Commitment”:  as to any Lender, the sum of the Term Loan Commitments and the Letter of Credit Commitments of such Lender.

“Commitment Letter”:  the Commitment Letter (including the annexes and exhibits thereto) dated September 12, 2005, among the Committed Lenders and Holdings.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Parent Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Term Loan Commitment or Letter of Credit Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Parent Borrower.

“Confidential Information Memorandum”:  that certain Confidential Information Memorandum (Public Version) dated November 2005 and furnished to the Lenders.

“Consolidated Current Portion of Long Term Debt”:  at the date of determination thereof, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt.

“Consolidated Indebtedness”:  at the date of determination thereof, an amount equal to (a) the sum (without duplication) of (i) Consolidated Long Term Debt plus (ii) Consolidated Short Term Debt, minus (b) Consolidated Vehicle Indebtedness, minus (c) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at such date up to a maximum amount of $500,000,000 to the extent such cash is not classified as “restricted” for financial statement purposes.

“Consolidated Interest Expense”:  for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Parent Borrower and its consolidated Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent Borrower and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating the Consolidated Interest Expense for any period of four fiscal quarters ending prior to December 31, 2006, Consolidated Interest Expense for such period of four fiscal quarters shall be deemed to be (i) in the case of the period ended at the end of the fiscal quarter ended March 31, 2006, Consolidated Interest Expense for such fiscal quarter multiplied by 4, (ii) in the case of the period ended at the end of the fiscal quarter ended June 30, 2006, Consolidated Interest Expense for the period of two fiscal quarters ended at the end of such fiscal quarter multiplied by 2 and (iii) in the case of the period ended at the end of the fiscal quarter ended September 30, 2006 Consolidated Interest Expense for the period of three fiscal quarters ended at the end of such fiscal quarter multiplied by 4/3.

“Consolidated Interest Expense Ratio”:  as of the last day of any period, the ratio of (a) EBITDA for such period to (b) Consolidated Interest Expense (excluding Consolidated Vehicle Interest Expense) for such period.

“Consolidated Leverage Ratio”:  as of the last day of any period, the ratio of (a) Consolidated Indebtedness on such day to (b) EBITDA for such period.

“Consolidated Long Term Debt”:  at the date of determination thereof, all long term debt of the Parent Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Net Income”:  for any period, net income of the Parent Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Short Term Debt”:  at the date of determination thereof, all short term debt of the Parent Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Vehicle Depreciation”:  for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

“Consolidated Vehicle Indebtedness”:  as of any date of determination, the amount equal to the sum, without duplication, of (a) the aggregate principal amount of then outstanding Indebtedness of any Special Purpose Subsidiary plus (b) the aggregate principal amount of then outstanding Foreign Fleet Financing plus (c) the aggregate principal amount of all other then outstanding Indebtedness of the Parent Borrower and its Subsidiaries directly or indirectly incurred solely to finance or refinance the acquisition of, or solely secured by, Rental Car Vehicles and/or related rights and/or assets plus (d) 90% of the book value of Rental Car Vehicles (other than (x) Rental Car Vehicles described in clause (c) above or (y) Rental Car Vehicles securing, or the acquisition of which is financed or refinanced by, the Foreign Fleet Financing) of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) (such book value being determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, on a pro forma basis including any Rental Car Vehicles (other than (x) Rental Car Vehicles described in clause (c) above or (y) Rental Car Vehicles securing, or the acquisition of which is financed or refinanced by, the Foreign Fleet Financing) acquired by the Parent Borrower or any Subsidiary (other than any Special Purpose Subsidiary) since the end of such fiscal month).

“Consolidated Vehicle Interest Expense”: for any period, to the extent included in calculating Consolidated Interest Expense for such period, the sum, without duplication, of (a) the aggregate interest expense for such period on Indebtedness of any Special Purpose Subsidiary plus (b) the aggregate interest expense for such period on Foreign Fleet Financing, plus (c) the aggregate interest expense for such period on all other Indebtedness of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) directly or indirectly incurred solely to finance or refinance the acquisition of, or secured solely by, Rental Car Vehicles and/or related rights and/or assets plus (d) an amount of the total interest expense of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) for such period equal to (i) the Average Interest Rate for such period multiplied by (ii) the amount equal to (1) 90% of the Average Book Value for such period of Rental Car Vehicles (other than (x) Rental Car Vehicles described in clause (c) above or (y) Rental Car Vehicles securing, or the acquisition of which is financed or refinanced by, the Foreign Fleet Financing) of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries).

“Consolidated Working Capital”: at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents and deferred taxes recorded as assets) minus the aggregate amount of all current liabilities (excluding, without duplication, Indebtedness under the ABL Facility, Consolidated Current Portion of Long Term Debt, any Indebtedness described in subsection 8.2(e), any Indebtedness described in subsection 8.2(v), working capital debt of Foreign Subsidiaries and deferred taxes recorded as liabilities), in each case determined on a consolidated basis for the Parent Borrower and its consolidated Subsidiaries.

 “Continuing Directors”:  the directors of CCMGC on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the board of directors of CCMGC is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Linked Deposit”:  with respect to each Lender, the cash deposit, if any, made by such Lender pursuant to subsection 3.4(b), as the same may be (a) reduced from time to time pursuant to subsection 3.2(c) or 4.4(g) or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.6.

“Credit Linked Deposit Account”: one or more operating and/or investment accounts established by the Administrative Agent that shall be for the purposes set forth in Section 3.4.

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on December 31, 2006 and Excess Cash Flow for each succeeding and completed fiscal year.

“DB”:  DBNY, DBSI and any other Affiliates of DBSI designated by DBSI.

“DBNY”:  as defined in the Preamble hereto, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“DBSI”:  Deutsche Bank Securities Inc., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Debt Financing”:  the debt financing transactions contemplated under (a) the Loan Documents, (b) the ABL Facility Documents, (c) the New Notes Indentures, (d) the Special Purpose Financing Documents and (e) the Foreign Fleet Financing Documents, in each case including any Interest Rate Protection Agreements related thereto.

“Default”:  any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of subsection 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”:  as defined in subsection 9(e).

“Defaulting Lender”:  as defined in subsection 4.8(c).

“Delayed Draw Commitment Fee Rate”: 1.125% per annum.

“Delayed Draw Term Loan”:  a Tranche B Term Loan made by a Lender to the Parent Borrower after the Closing Date pursuant to Section 2.5(b).  It is understood and agreed that the Delayed Draw Term Loans shall be Tranche B Term Loans for all purposes of this Agreement, unless specifically indicated to the contrary.

“Delayed Draw Term Loan Commitment”:  the commitment of a Lender to make or otherwise fund a Delayed Draw Term Loan and “Delayed Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Delayed Draw Term Loan Commitment, if any, is set forth on Schedule A-2 or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Term Loan Commitment assigned to such Assignee pursuant to subsection 11.6(b), subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $293,000,000.

“Delayed Draw Term Loan Commitment Period”:  the time period commencing on the Closing Date through and including the Delayed Draw Term Loan Commitment Termination Date.

“Delayed Draw Term Loan Commitment Exposure”:  with respect to any Lender, as of any date of determination and at any time prior to the Delayed Draw Term Loan Commitment Termination Date, the aggregate unfunded portion of such Lender’s Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan Commitment Termination Date”:  the earliest to occur of (i) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to subsection 4.4, (ii) the date of the termination of all of the Delayed Draw Term Loan Commitments pursuant to Section 9 and (iii) August 15, 2007.

“Deposit Account”:  any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Foreign Currency”:  Euro.

“Disinterested Director”:  as defined in subsection 8.11.

“Disposition”:  as defined in the definition of the term “Asset Sale” in this subsection 1.1.

“Disqualified Capital Stock”:  any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Termination Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or any Capital Stock referred to in (a) above prior to the Termination Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Termination Date, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale shall not constitute Disqualified Capital Stock.

“Documentation Agent”:  as defined in the Preamble hereto.

“Dollar Equivalent”:  with respect to any amount in respect of any Letter of Credit denominated in the Designated Foreign Currency at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Dollar Senior Notes”: 8.875% Senior Notes due 2014 of CCMG Acquisition Corporation (to be merged with the Parent Borrower on the date hereof) issued on the date hereof, as the same may be exchanged for substantially similar unsecured senior notes or unsecured senior subordinated notes, as applicable, that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“Domestic Subsidiary”:  any Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

“EBITDA”:  for any period, the sum of (a) Consolidated Net Income for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income:  (A) Consolidated Interest Expense (less Consolidated Vehicle Interest Expense), (B) any non-cash expenses and charges, (C) total income tax expense, (D) depreciation expense (other than Consolidated Vehicle Depreciation), (E) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with APB Nos. 16 and 17), (F) non-cash provisions for reserves for discontinued operations, (G) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions and any non-recurring or extraordinary items paid or accrued during such period relating to deferred compensation owed to any Management Investor that was cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of common stock of CCMGC or any Parent Entity, (H) any gain or loss associated with the sale or write-down of assets (other than Rental Equipment) not in the ordinary course of business, (I) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions actually paid to the Parent Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting) and (J) fees paid to any Sponsor or any Affiliate of any Sponsor for the rendering of management consulting or financial advisory services for compensation not to exceed in the aggregate $7,500,000 in any fiscal year and (ii) by reducing EBITDA (as otherwise determined above) by the amount of all dividends paid by the Parent Borrower during the relevant period pursuant to any of clauses (a) and (b) of subsection 8.7 (in each case, unless and to the extent (x) the amount paid with such dividends by CCMGC or any Parent Entity would not, if the respective expense or other item had been incurred directly by the Parent Borrower, have reduced EBITDA determined in accordance with the foregoing provisions of this definition or (y) such dividend is paid by the Parent Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of EBITDA, as calculated pursuant to clause (a) above) plus, (b) only with respect to determining compliance with subsection 8.1 hereof, any Specified Equity Contribution.  For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period (and after the Closing Date) the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the Closing Date) the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X or in such other manner acceptable to the Administrative Agent as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower or any of its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of $5,000,000; provided that for any applicable periods prior to the Closing Date EBITDA shall be determined in respect to the Parent Borrower and its predecessors.

“ECF Percentage”:  50%, provided that with respect to any fiscal year of the Parent Borrower ending on or after December 31, 2006, the ECF Percentage shall be reduced to 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 3.0 to 1.0, so long as no Default or Event of Default has occurred and is continuing as of such date and the Parent Borrower shall be in compliance with the financial covenants contained in subsection 8.1 for the fiscal year then ended.

“EMU”:  Economic and Monetary Union as contemplated in the Treaty.

“Environmental Costs”:  any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”:  any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equipment” means (a) any Vehicles and (b) any equipment owned by or leased to the Parent Borrower or any of its Subsidiaries that is revenue earning equipment, or is classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

“Equity Financing”:  as defined in the Recitals hereto.

“Equity Financing Documents”:  the Stock Subscription Agreements, each dated as of December 21, 2005, between CCMG Holdings, Inc., a Delaware corporation, and the Equity Investors, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.

“Equity Investors”:  the collective reference to (a) the CD&R Investors, the Carlyle Investors, and the Merrill Lynch Investors, (b) any Person that acquires Voting Stock of Holdings on or prior to the Closing Date, and any Affiliate of such Person and (c) any entity that succeeds to all of the rights and obligations of any of the foregoing by operation of law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro MTNs”:  the Euro Medium-Term Notes of Hertz Finance Centre plc and/or the Parent Borrower, issued and outstanding on the date hereof pursuant to the Euro MTN Fiscal Agency Agreement.

“Euro MTN Fiscal Agency Agreement”: the Amended and Restated Fiscal Agency Agreement, dated as of July 16, 2004, among the Parent Borrower, Hertz Finance Centre PLC, JPMorgan Chase Bank and J.P. Morgan Bank Luxembourg S.A.

“Euro MTN Lien”:  the Lien in favor of the holders and representatives of the Euro MTNs created pursuant to the Security Documents; provided that the principal amount of Indebtedness secured thereby (excluding Euro MTNs that have been tendered to and accepted for payment by Hertz Finance Centre plc and/or the Parent Borrower) shall be no greater than €10,000,000.

“Euro MTN Secured Parties”:  the holders and representatives of the holders of the Euro MTNs.

“Euro Senior Notes”:  7.875% Senior Notes due 2014 of CCMG Acquisition Corporation (to be merged with the Parent Borrower on the date hereof) issued on the date hereof, as the same may be exchanged for substantially similar unsecured senior notes or unsecured senior subordinated notes, as applicable, that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which DBNY is offered deposits in Dollars at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding

(currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Euros” and the designation “€”:  the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty (expressed in euros).

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Additional Senior Notes”: in the case of an issuance of Additional Senior Notes pursuant to clause (ii) of the definition thereof where (x) the aggregate principal amount of Additional Senior Notes necessary to generate the amount of net proceeds referred to in such definition is less than $100,000,000 and (y) due to the minimum offering size requirement specified in such clause (ii), $100,000,000 in aggregate principal amount of Additional Senior Notes is issued, the portion of such Additional Senior Notes equal in principal amount to the excess of $100,000,000 over the aggregate principal amount referred to in the preceding clause (x).

“Excess Cash Flow”:  for any period, EBITDA for such period minus (a) any Capital Expenditures made in cash during such period (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvested Amount), minus (b) any principal payments (other than principal payments during such period pursuant to subsection 4.4(b) or (c) unless and to the extent that the event giving rise to such mandatory prepayment causes an increase in EBITDA) of the Term Loans made during such period, minus (c) any principal payments resulting in a permanent reduction of any other Indebtedness of the Parent Borrower or any of its consolidated Subsidiaries made during such period, minus (d) Consolidated Interest Expense for such period, minus (e) any taxes paid or payable in cash during such period, minus (f) the Net Cash Proceeds from any Asset Sale to the extent that such Net Cash Proceeds (i) (without duplication of clause (a) or (g) of this definition) consist of any Reinvested Amount or are otherwise applied in accordance with subsection 4.4(b) and (ii) are included in the calculation of EBITDA, minus (g) (without duplication of clause (a) of this definition) any Investment made in accordance with subsection 8.9(e), (g), (k) or (q), minus (h) (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Parent Borrower or any of its Subsidiaries in accordance with subsection 8.12 during such period in the ordinary course of its business to the extent included in EBITDA, minus (i) to the extent not otherwise subtracted from EBITDA in this definition of “Excess Cash Flow”, any cash dividends, and other loans and advances, made during such period by the Parent Borrower or any of its Subsidiaries to Holdings, so long as such dividends, loans and advances are expressly permitted by subsection 8.7, minus (j) to the extent included in EBITDA, the amount of any cash contributions required by law to be made by the Parent Borrower or any of its Subsidiaries to any Plan, minus (k) to the extent included in EBITDA, any cash expenses relating to the Transactions, minus (l) any earnings of a Foreign Subsidiary included in EBITDA for such period (except to the extent such earnings are used for any purposes described in clauses (a) through (k) above) to the extent the terms of any Indebtedness of any Foreign Subsidiary that is not a Loan Party prohibit the distribution thereof, plus (m) the Change in Consolidated Working Capital for such period.

“Excess Credit Linked Deposits”:  at any time, the excess, if any, of the Total Credit Linked Deposit over the aggregate Letter of Credit Exposure at such time

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Properties”:  the collective reference to the fee or leasehold interest in real properties owned by the Parent Borrower or any of its Subsidiaries not described in Part I of Schedule 5.8.

“Existing Letter of Credit” shall mean each letter of credit issued prior to, and outstanding on, the Closing Date and listed on Schedule D.

“Existing Notes”:  the collective reference to (a) the 9.000% Senior Notes due 2009 of the Hertz Corporation, issued under the Indenture between The Hertz Corporation and Manufacturers Hanover Trust Company, as Trustee, dated as of April 1, 1986, (b) the 6.500% Senior Notes due May 15, 2006, the 6.300% Senior Notes due November 15, 2006, the 7.625% Senior Notes due August 15, 2007, the 6.625% Senior Notes due May 15, 2008 and the 6.250% Senior Notes due March 15, 2009 of the Hertz Corporation, in each case issued under the Indenture between The Hertz Corporation and First Fidelity Bank, National Association, as Trustee, dated as of December 1, 1994, (c) the 4.700% Senior Notes due October 2, 2006 and the Floating Rate Senior Notes due August 5, 2008 of The Hertz Corporation, issued under the Indenture between The Hertz Corporation and The Bank of New York, as Trustee, dated as of March 16, 2001 and (d) the Euro MTNs, in each case not tendered pursuant to the Tender Offers.

“Existing Notes Indentures”:  the collective reference to (a) the Indenture between The Hertz Corporation and Manufacturers Hanover Trust Company, as Trustee, dated as of April 1, 1986, (b) the Indenture between The Hertz Corporation and First Fidelity Bank, National Association, as Trustee, dated as of December 1, 1994 and (c) the Indenture between The Hertz Corporation and The Bank of New York, as Trustee, dated as of March 16, 2001, in each case governing the applicable Existing Notes, as the same may be amended, supplemented waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“Extension of Credit”:  as to any Lender, the making of, or, in the case of subsection 3.4(b)(ii), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Facility”:  each of (a) the Term Loan Commitments and the Term Loans made thereunder and (b) the Letter of Credit Commitments and the Credit Linked Deposits funded made thereunder.

“Federal Funds Effective Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Financing Disposition”:  any Disposition, or incurrence of any Lien on, property or assets by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Financing Documentation”:  the Loan Documents, the ABL Facility Documents, the New Notes Indentures, the Special Purpose Financing Documents and the Foreign Fleet Financing Documents, if any, in each case including any Interest Rate Protection Agreements related thereto.

“Financing Lease”:  any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“FIRREA”:  the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“first priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens, including the Euro MTN Lien).

“Fiscal Year”:  any period of twelve consecutive months ending on December 31 of any calendar year.

“Foreign Backstop Letters of Credit”:  any Standby Letter of Credit issued to any Person for the account of the Parent Borrower to provide credit support for Indebtedness of any Foreign Subsidiary to such Person which is permitted under subsection 8.2.

“Foreign Borrowing Base”: the sum of (1) 60% of the book value of goods (excluding Equipment) held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP, of Foreign Subsidiaries, (2) 85% of the book value of receivables of Foreign Subsidiaries, (3) 90% of the book value of Equipment of Foreign Subsidiaries and (4) cash and Cash Equivalents of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith.

“Foreign Fleet Financing”:  as defined in subsection 8.2.

“Foreign Fleet Financing Documents”: any documents pursuant to which any Foreign Fleet Financings (including the Foreign Fleet Bridge Financing) are consummated

“Foreign Fleet Bridge Financing”: as defined in the Recitals hereto.

“Foreign Pension Plan”:  a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”:  each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”:  any Subsidiary of the Parent Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.  For the avoidance of doubt, any Subsidiary of the Parent Borrower which is organized and existing under the laws of Puerto Rico shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”:  any Subsidiary of the Parent Borrower, so long as such Subsidiary has no material assets other than securities of one or more Foreign Subsidiaries and Indebtedness issued by such Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.  As of the Closing Date, each of Hertz International Ltd. and CCMG HERC Sub, Inc. are Foreign Subsidiary Holdcos.

“GAAP”:  with respect to subsection 4.4(c) and the covenants contained in subsections 8.1, 8.2 and 8.8 and all defined terms relating thereto, generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

“Goldman”:  Goldman, Sachs & Co., GSCP and any other Affiliate of GSCP designed by GSCP.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“GSCP”:  Goldman Sachs Credit Partners L.P.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Guarantors”:  the collective reference to CCMGC and each Domestic Subsidiary of the Parent Borrower other than (a) any Domestic Subsidiary of a Foreign Subsidiary, (b) any Special Purpose Subsidiary, (c) Navigations Solutions and (d) Hertz Vehicle Sales Corporation, which is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor”.

“Hawaiian Vehicles”: Rental Car Vehicles the title to which is evidenced by a certificate of title issued by the State of Hawaii or any department or agency thereof.

“HERC”:  Hertz Equipment Rental Corporation, together with its successors and assigns.

“HERC Capital Expenditures”:  with respect to any Person for any period, (a) the sum of the aggregate of all expenditures for purchased Rental Equipment by such Person and its consolidated Subsidiaries during such period which, in accordance with GAAP, are or should be included in “capital expenditures” net of (b) all amounts arising from Dispositions by such Person of Rental Equipment during such period.

“HERC LKE Account”:  any deposit account (i) maintained by, for the benefit of, or under the control of the “qualified intermediary” in connection with the HERC LKE Program and (ii) which holds solely funds relating to the HERC LKE Program.

 “HERC LKE Program”:  a “like-kind-exchange program” with respect to certain of the Equipment and/or Vehicles of the Parent Borrower and its Subsidiaries used in the equipment rental business, under which such Equipment and/or Vehicles will be Disposed from time to time and proceeds of such Dispositions will be held in a HERC LKE Account and used to acquire replacement Equipment and/or Vehicles and/or repay indebtedness secured by such

Equipment and/or Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code.

“Holdings”:  as defined in the Recitals hereto.

“Indebtedness”:  of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) for purposes of subsection 8.2 and subsection 9(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Indenture Amendments”:  the amendments to the terms of the Existing Notes Indentures in order to remove or amend certain provisions contained therein, to be effective on the Closing Date.

“Indentures”:  the Existing Notes Indentures and the New Notes Indentures.

“Individual Lender Exposure”:  as to any Lender, the sum of such Lender’s Term Loan Exposure, Letter of Credit Exposure and Excess Credit Linked Deposits.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Insured Fee Properties”:  the collective reference to the real properties owned in fee by the Loan Parties described on Part I(a) of Schedule 5.8, including without limitation, all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Intellectual Property”:  as defined in subsection 5.9.

“Intercompany Transaction Documents”:  the promissory notes evidencing the intercompany loans identified on Schedule 6.1(d), in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Intercompany Transactions”:  has the meaning provided in subsection 6.1(d).

“Intercreditor Agreement”:  the Intercreditor Agreement dated as of the date hereof among the Administrative Agent, the Collateral Agent and the administrative agent and the collateral agent under the ABL Facility, and acknowledged by certain of the Loan Parties, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”:  (a)  with respect to any Eurocurrency Loan:

(i)            initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months (or, if required pursuant to subsection 2.5(a), one week) thereafter, as selected by the Parent Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months (or, if required pursuant to subsection 2.5(a), one week) thereafter, as selected by the Parent Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and

(b)  with respect to any Credit Linked Deposit (i) during the period prior to December 31, 2005, the period commencing on the date such Credit Linked Deposit is initially funded and ending on December 31, 2005, and (ii) at any time after December 31, 2005, each period commencing on December 31, 2005 or on the last day of the preceding Interest Period applicable thereto, as the case may be, and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that a single Interest Period shall at all times apply to all Credit Linked Deposits;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)  any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than subsection 4.12) end on the Termination Date;

(C)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(D)  the Parent Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan.

“Interest Rate Protection Agreement”:  any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement in form and substance, and for a term, reasonably satisfactory to the Administrative Agent, to or under which the Parent Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“Investments”:  as defined in subsection 8.9.

“Issuing Lender”:  (a) any Lender, which at the request of the Parent Borrower and with the consent of the Administrative Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit and (b) in respect of each Existing Letter of Credit, the issuer thereof; provided that any issuer of an Existing Letter of Credit that does not also have a Commitment under this Agreement shall be an Issuing Lender with respect to such Existing Letter of Credit, Loan or Credit Linked Deposit only, shall not be a Lender hereunder and shall not be obligated or entitled to issue any other Letter of Credit under this Agreement.

“JPMCB”:  JPMorgan Chase Bank, N.A.

“JPMorgan”:  JPMCB, J.P. Morgan Securities Inc. and any other Affiliate of JPMCB designed by JPMCB.

“L/C Fee Payment Date”:  with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day.

“L/C Fees”:  as defined in subsection 4.5(b).

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including in the case of outstanding Letters of Credit in the Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a) (including in the case of Letters of Credit in the Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with subsection 3.5(a)).

“L/C Participation”:  as defined in Section 3.4(a).

“L/C Participants”:  each Lender having a Letter of Credit Commitment or a Credit Linked Deposit.

“L/C Request”:  a letter of credit request in the form of Exhibit H attached hereto or, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“LBI”:  Lehman Brothers Inc.

“LCPI”:  as defined in the Preamble hereto, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Late-Tendered Bonds”:  Any Existing Notes validly tendered under the Tender Offers after 5:00 p.m. (EST) on December 14, 2005 and prior to the applicable expiration date and time under the Tender Offers.

“Lead Arrangers”:  DBSI, LBI and Merrill, as Joint Lead Arrangers and Joint Bookrunners.

“Lehman Brothers”:  LCPI, LBI and any other Affiliate of LBI designated by LBI.

“Lenders”:  the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Parent Borrower, to make any Loans or Letters of Credit available to the Parent Borrower or to fund any Credit Linked Deposit, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 11.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letters of Credit” or “L/Cs”:  the Letters of Credit issued by any Issuing Lender pursuant to subsection 3.1 (including Existing Letters of Credit).

“Letter of Credit Commitment”:  the commitment of a Lender to make or otherwise fund a Credit Linked Deposit and “Letter of Credit Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Letter of Credit Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Letter of Credit Commitments as of the Closing Date is $250,000,000.

“Letter of Credit Commitment Period”:  the period from the Closing Date to but excluding the Letter of Credit Termination Date.

“Letter of Credit Exposure”:  with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which payments from such Lender’s Credit Linked Deposit have been made (or were required to be made) to the applicable Issuing Lender pursuant to Section 3.2(c) at such time and (b) such Lender’s Letter of Credit Percentage of the L/C Obligations at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which payments from such Lender’s Credit Linked Deposit have been made (or were required to be made) to such Issuing Lender pursuant to Section 3.2(c)).

“Letter of Credit Percentage”:  as to any L/C Participant at any time, the percentage which (a) such Lender’s unused Letter of Credit Commitment and Credit Linked Deposit then outstanding constitutes of (b) the aggregate unused Letter of Credit Commitments and Total Credit Linked Deposit then outstanding.

“Letter of Credit Termination Date”:  the earliest to occur of (i) December 21, 2005, if the Term Loans are not made on or before that date; (ii) December 21, 2012; (iii) the date on which the L/C Obligations have been reduced to zero pursuant to Section 4.4(g) and all Credit Linked Deposits have been returned to the applicable Lenders; and (iv) the date of the termination of the Letter of Credit Commitments pursuant to Section 9.

“Lien”:  any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation , any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”:  a Term Loan; collectively, the “Loans”.

“Loan Documents”:  this Agreement, any Notes, the L/C Requests, the Intercreditor Agreement, the Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  CCMGC, the Parent Borrower and each Subsidiary of the Parent Borrower that is a party to a Loan Document; individually, a “Loan Party”.  For the avoidance of doubt, no Special Purpose Subsidiary shall be a Loan Party.

“Long-Dated Bonds”: Existing Notes maturing in 2008 and thereafter.

“Management Investors”:  the collective reference to the officers, directors, employees and other members of the management of CCMGC, the Parent Borrower or any of their Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of CCMGC or any Parent Entity.

“Management Subscription Agreements”:  one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between CCMGC or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of CCMGC or any Parent Entity, or options, warrants, units or other rights in respect of common stock of CCMGC or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents taken as a whole.

“Material Subsidiaries”:  Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Material Vehicle Lease Obligation” any lease by any Special Purpose Subsidiary to the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) of Rental Car Vehicles the aggregate net book value of which exceeds $80,000,000, entered into in connection with any Special Purpose Financing.

“Materials of Environmental Concern”:  any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merger”:  as defined in the Recitals hereto.

“Merrill”:  as defined in the Recitals hereto.

“Merrill Lynch Investors”:  the collective reference to (i) ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, or any successor thereto, (iii) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (iv) ML Hertz Co-Investor, L.P., a Delaware limited partnership, or any successor thereto, (v) any Affiliate of any thereof, and (vi) any successor in interest to any thereof.

“MLCC”:  Merrill Lynch Capital Corporation.

“MLGP”:  as defined in the Recitals hereto.

“Moody’s”:  as defined in the definition of “Cash Equivalents” in this subsection 1.1.

“Mortgaged Fee Properties”:  the collective reference to the real properties owned in fee by the Loan Parties described on Part I(b) of Schedule 5.8, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Mortgaged Properties”:  the collective reference to each of the Insured Fee Properties and the Mortgaged Fee Properties.

“Mortgages”:  each of the mortgages and deeds of trust, if any, executed and delivered by any Loan Party to the Administrative Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Navigations Solutions”:  Navigation Solutions, LLC, a Delaware limited liability company.

“Net Cash Proceeds”:  with respect to any Asset Sale (including any Sale and Leaseback Transaction), any Recovery Event, or the issuance of any debt securities or any borrowings by the Parent Borrower or any of its Subsidiaries (other than issuances and borrowings permitted pursuant to subsection 8.2, except as otherwise specified), an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, Recovery Event, sale, issuance or borrowing, net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Recovery Event, sale, issuance or borrowing, (b) taxes paid or reasonably estimated to be payable as a result thereof, (c) appropriate amounts provided or to be provided by the Parent Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by the Parent Borrower or any such Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by the Parent Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event, (d) in the case of a sale, Recovery Event or Sale and Leaseback Transaction of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including payments in respect of principal, interest and prepayment premiums and penalties, (e) in the case of a sale, Recovery Event or Sale and Leaseback Transaction of or involving an asset of any Foreign Subsidiary that is not a Loan Party, any amount which may not be applied as provided in subsection 4.4(b) pursuant to any applicable restrictions under the terms of any Indebtedness of any Foreign Subsidiary that is not a Loan Party and (f) in the case of any Asset Sale, any portion of the proceeds thereof attributable to the Disposition of revenue earning equipment as part of such Asset Sale.

“New Notes”:  the Dollar Senior Notes, the Euro Senior Notes, the Senior Subordinated Notes and the Additional Senior Notes.

“New Notes Indentures”:  the Indentures dated as of the date hereof under which the New Notes are issued, as the same may be amended, supplemented waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“New Notes Offering”:  as defined in the Recitals.

“New Term Loan”:  as defined in subsection 3.2(c).  It is understood and agreed that the New Term Loans shall be Tranche B Term Loans for all purposes of this Agreement, unless specifically indicated to the contrary.

“New Term Loan Exposure”: as to any Lender, the amount of any unpaid New Term Loan deemed made by the Parent Borrower pursuant to subsection 3.2(c).

“New Term Loan Note”: any Note evidencing Indebtedness issued as a New Term Loan.

“Non-Excluded Taxes”:  as defined in subsection 4.11.

“Non-Defaulting Lender”:  Any Lender other than a Defaulting Lender.

“Not Otherwise Applied” means, with reference to any amount of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Loans pursuant to subsection 4.4(c), and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.  The Parent Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“Notes”:  the Term Loan Notes.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than any Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.

“Other Representatives”:  each of DBSI, in its capacity as joint bookrunner and joint lead arranger of the Commitments hereunder, LBI, in its capacity as joint bookrunner and joint lead arranger of the Commitments hereunder, Merrill, in its capacity as joint bookrunner and joint lead arranger of the Commitments hereunder, LCPI, in its capacity as the Syndication Agent, Merrill, in its capacity as a Documentation Agent, Goldman, Sachs & Co., in its capacity as a joint bookrunning manager, and J.P. Morgan Securities Inc. in its capacity as a joint bookrunning manager each in its capacity as such.

“Parent Borrower”:  as defined in the Preamble hereto.

“Parent Entity”:  any of Holdings, and any other Person that is a Subsidiary of Holdings and of which CCMGC is a subsidiary.

“Parent Entity Expenses”:  expenses, taxes and other amounts incurred or payable by any Parent Entity in respect of which the Parent Borrower is permitted to make Restricted Payments pursuant to subsection 8.7.

“Participants”:  as defined in subsection 11.6(c).

“Participating Member State”:  each state so described in any EMU legislation.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Cure Securities”:  common equity securities of CCMGC or any Parent Entity, or other equity securities of CCMGC or any Parent Entity that do not constitute Disqualified Capital Stock.

“Permitted Hedging Arrangement”:  as defined in subsection 8.18.

“Permitted Holders”:  (a) any of the Equity Investors, Management Investors, CD&R, Carlyle, MLGP and any of their respective Affiliates; (b) any investment fund or vehicle managed, sponsored or advised by CD&R, Carlyle, MLGP or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (c) any limited or general partners of, or other investors in, any CD&R Investor, Carlyle Investor or Merrill Lynch Investor or any Affiliate thereof, or any such investment fund or vehicle and (d) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of CCMGC or any Parent Entity.

“Permitted Liens”:  as defined in subsection 8.3.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Pro Forma Date”:  as defined in subsection 5.1(b).

“Pro Forma Financial Statements”:  as defined in subsection 5.1(b).

“Public Facility”:  (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

“Public Facility Operator”:  a Person that grants or has the power to grant a Vehicle Rental Concession.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any of its Subsidiaries (other than Special Purpose Subsidiaries) giving rise to Net Cash Proceeds to the Parent Borrower or such Subsidiary (other than Special Purpose Subsidiaries), as the case may be, in excess of $10,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Parent Borrower or any of its Subsidiaries (other than Special Purpose Subsidiaries) in respect of such casualty or condemnation.

“Refinance”:  with respect to any then outstanding Indebtedness, the issuance of Indebtedness issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund such theretofore outstanding Indebtedness.

“Register”:  as defined in subsection 11.6(b).

“Regulation S-X”:  Regulation S-X promulgated by the Securities and Exchange Commission, as in effect on the Closing Date.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Reimbursement Amount”:  any amount drawn under a Letter of Credit issued hereunder which may be reimbursed by the Parent Borrower.

“Reinvested Amount”:  with respect to any Asset Sale permitted by subsection 8.6(h) or Recovery Event, that portion of the Net Cash Proceeds thereof (which portion shall not exceed, with respect to any Asset Sale occurring on or after the Closing Date (but not any Recovery Event), $125,000,000 minus the aggregate Reinvested Amounts with respect to all such Asset Sales on or after the Closing Date) as shall, according to a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent within 30 days of such Asset Sale or Recovery Event, be reinvested in the business of the Parent Borrower and its Subsidiaries in a manner consistent with the requirements of subsection 8.17 and the other provisions hereof within 180 days of the receipt of such Net Cash Proceeds with respect to any such Asset Sale or Recovery Event or, if such reinvestment is in a project authorized by the board of directors of the Parent Borrower that will take longer than such 180 days to complete, the period of time necessary to complete such project; provided that if any such certificate of a Responsible Officer is not delivered to the Administrative Agent on the date of such Asset Sale or Recovery Event, subject to the terms of the Intercreditor Agreement, any Net Cash Proceeds of such Asset Sale or Recovery Event shall be immediately deposited in a cash collateral account established at DBNY or to be held as collateral in favor of the Administrative Agent as applicable, for the benefit of the Lenders on terms reasonably satisfactory to the Administrative Agent, and shall remain on deposit in such cash collateral account until such certificate of a Responsible Officer is delivered to the Administrative Agent.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by CCMGC or any Parent Entity other than to CCMGC or another Parent Entity), required to be paid by CCMGC or any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries, CCMGC or any Parent Entity), or being a holding company parent of the Parent Borrower, any of its Subsidiaries, CCMGC or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries, CCMGC or any Parent Entity, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to CCMGC or any Parent Entity pursuant to subsection 8.7, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, or (y) any other federal, state, foreign, provincial or local taxes measured by income for which CCMGC or any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Parent Borrower had filed a combined return on behalf of an affiliated group consisting only of the Parent Borrower and its Subsidiaries.

“Rental Car LKE Account”:   any deposit account maintained for the benefit of, or under the control of, the “qualified intermediary” in connection with the Rental Car LKE Program.

“Rental Car LKE Program”:  a “like-kind-exchange program” with respect to certain of the Rental Car Vehicles of the Parent Borrower and its Subsidiaries, under which such Equipment and/or Vehicles will be Disposed from time to time and proceeds of such Dispositions will be held in a Rental Car LKE Account and used to acquire replacement Rental Car Vehicles and/or repay indebtedness secured by such Rental Car Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code.

“Rental Car Revenue Earning Vehicles”:  all passenger Vehicles owned by or leased to the Parent Borrower or a Subsidiary of a Parent Borrower that are classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower and are or have been offered for lease or rental by any of the Parent Borrower and its Subsidiaries in their car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

“Rental Car Service Vehicles”:  all passenger Vehicles, other than Vehicles that may lawfully be used to transport more than 15 passengers, owned by or leased to the Parent Borrower or a Subsidiary of a Parent Borrower that are classified as “plant, property and equipment” in the consolidated financial statements of the Parent Borrower and are or have been utilized by any of the Parent Borrower and its Subsidiaries in their car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

 “Rental Car Vehicles”:  all Rental Car Revenue Earning Vehicles and all Rental Car Service Vehicles.

“Rental Equipment”:  all revenue earning equipment, excluding all Rental Car Revenue Earning Vehicles, owned by or leased to the Parent Borrower or a Subsidiary of a Parent Borrower that are classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615 or any successor regulation thereto.

“Required Lenders”:  Lenders the sum of whose outstanding Individual Lender Exposures represent at least a majority of the sum of the aggregate amount of all outstanding Term Loans, Delayed Draw Term Loan Commitments, Excess Credit Linked Deposits and the aggregate Letter of Credit Exposure of Non-Defaulting Lenders.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person.

“Rollover Indebtedness”:  Indebtedness the subject of the Tender Offers and other existing Indebtedness of the Parent Borrower and its Subsidiaries identified on Schedule B hereto, in each case that remains outstanding after the Closing Date.

“S&P”:  as defined in the definition of the term “Cash Equivalents” in this subsection 1.1.

“Sale and Leaseback Transaction”:  as defined in subsection 8.12.

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to each Mortgage related to any Mortgaged Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to subsection 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Seller”:  as defined in the Recitals.

“Senior Subordinated Notes”:  10.500% Senior Subordinated Notes due 2016 of CCMG Acquisition Corporation (to be merged with the Parent Borrower on the date hereof) issued on the date hereof, as the same may be exchanged for substantially similar unsecured senior notes or unsecured senior subordinated notes, as applicable, that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“Senior Subordinated Notes Indenture”:  the New Notes Indenture governing the Senior Subordinated Notes.

“Set”:  the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”:  with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity”:  (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing Documents”: any documents pursuant to which any Special Purpose Financings (including the U.S. Securitization) are consummated.

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Vehicles and/or other Equipment of the Parent Borrower or any Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Parent Borrower or any of its Subsidiaries that the Parent Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) hedging obligations, or other obligations relating to Interest Rate Protection Agreements or Permitted Hedging Arrangements entered into by the Parent Borrower or any Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee Obligations in respect of Indebtedness of a Special Purpose Subsidiary by the Parent Borrower or a Subsidiary that is not a Special Purpose Subsidiary.

 “Special Purpose Subsidiary”: a Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of acquiring, selling, leasing, financing or refinancing Vehicles and/or Equipment and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the board of directors of the Parent Borrower.

“Specified Equity Contribution”:  any cash equity contribution made to CCMGC or any Parent Entity in exchange for Permitted Cure Securities; provided (a)(i) such cash equity contribution to CCMGC or any Parent Entity and (ii) the contribution of any proceeds therefrom to the Parent Borrower, occur (i) after the Closing Date and (ii) on or prior to the date that is 10 days after the date on which financial statements are required to be delivered for a fiscal quarter (or year); (b) the Parent Borrower identifies such equity contribution as a “Specified Equity Contribution”; (c) in each four fiscal quarter period, there shall exist a period of at least two consecutive quarters in respect of which no Specified Equity Contribution shall have been made and (d) the amount of any Specified Equity Contribution included in the calculation of EBITDA hereunder shall be limited to the amount required to effect compliance with subsection 8.1 hereof.

“Sponsor”:  as defined in the Recitals.

“Spot Rate of Exchange”:  (i) with respect to the Designated Foreign Currency (except as provided in clause (ii) below), at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to the Designated Foreign Currency on the Telerate System (or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London), provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and, if no such similar rate publishing service is available, by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions or (ii) with respect to any Letters of Credit denominated in the Designated Foreign Currency (x) for the purposes of determining the Dollar Equivalent of L/C Obligations and for the calculation of L/C Fees and related commissions, the spot rate of exchange quoted in the Wall Street Journal on the first Business Day of each month (or, if same does not provide rates, by such other means reasonably satisfactory to the Administrative Agent and the Parent Borrower) and (y) for the purpose of determining the Dollar Equivalent of any Letter of Credit with respect to (A) a demand for payment of any drawing under such Letter of Credit (or any portion thereof) to any L/C Participants pursuant to subsection 3.4(a) or (B) a notice from any Issuing Lender for reimbursement of the Dollar Equivalent of any drawing (or any portion thereof) under such Letter of Credit by the Parent Borrower pursuant to subsection 3.5(a), the market spot rate of exchange quoted by the Administrative Agent on the date of such drawing or notice, as applicable.

“Standby Letter of Credit”:  as defined in subsection 3.1(a).

“Stated Amount”:  at any time, as to any Letter of Credit, (i) if the Letter of Credit is denominated in Dollars, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met) and (ii) if the Letter of Credit is denominated in the Designated Foreign Currency, the Dollar Equivalent of the maximum amount available to be drawn under the Letter of Credit (regardless of whether any conditions for drawing could then be met).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor”:  each Domestic Subsidiary of the Parent Borrower other than: (a) any Domestic Subsidiary of a Foreign Subsidiary, (b) any Special Purpose Subsidiary, (c) Navigations Solutions and (d) Hertz Vehicle Sales Corporation, which executes and delivers a Subsidiary Guaranty, in each case, unless and until such time as the respective Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Parent Borrower.

“Supermajority Lenders”:  Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) representing at least 66 2/3% of the sum of the aggregate amount of the Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

“Syndication Agent”:  as defined in the Preamble hereto.

“Syndication Date”:  the date on which the Administrative Agent, in its sole discretion, advises the Parent Borrower that the primary syndication of the Commitments and Term Loans has been completed.

“Synthetic Purchase Agreement”:  any agreement pursuant to which the Parent Borrower or any of its Subsidiaries is or may become obligated to make any payment (except as otherwise permitted by this Agreement) to any third party (other than CCMGC or any of its Subsidiaries) in connection with the purchase or the notional purchase by such third party or any Affiliate thereof from a Person other than Holdings or any of its Subsidiaries of any Capital Stock of CCMGC or any Parent Entity or any Existing Notes or New Notes; provided that the term “Synthetic Purchase Agreement” shall not be deemed to include (a) any phantom stock, stock appreciation rights, equity purchase or similar plan or arrangement providing for payments only to current or former officers, directors, employees and other members of the management of CCMGC, the Parent Borrower or any of their respective Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing (or to their heirs, successors, assigns, legal representatives or estates), or (b) any agreement evidencing or relating to (i) one or more Guarantee Obligations in connection with Indebtedness incurred by any Management Investors in connection with any Management Subscription Agreements or other purchases by them of Capital Stock of any Parent Entity (so long as such Parent Entity applies the net cash proceeds of such purchases, directly or indirectly, to make capital contributions to, or purchase Capital Stock of, CCMGC, or applies such proceeds to pay Parent Entity Expenses) or CCMGC, or any refinancing, refunding, extension or renewal thereof, or (ii) one or more loans or advances to one or more Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Parent Entity (so long as such Parent Entity applies the net cash proceeds of such purchases, directly or indirectly, to make capital contributions to, or purchase Capital Stock of, CCMGC, or applies such proceeds to pay Parent Entity Expenses) or CCMGC) (including in each case under this clause (b), without limitation, any agreement evidencing any right or option to acquire any such stock in connection with payment under any such Guarantee Obligation or in partial or full satisfaction of any such loan or advance).

“Tax Sharing Agreement”:  the Tax Sharing Agreement among Holdings, CCMGC and the Parent Borrower, to be entered into on or prior to the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 8.14(e).

 “Taxes”: as defined in subsection 4.11(a).

“Tender Offer Documents”:  (a) (i) the Offers to Purchase and Consent Solicitation Statement, dated October 17, 2005, (ii) the Consent and Letter of Transmittal, dated October 17, 2005, (iii) the Letter to Clients, dated October 17, 2005, (iv) the Letter to Brokers, Dealers, etc., dated October 17, 2005 and (v) the Indenture Amendments, in each case relating to U.S. Dollar-denominated Existing Notes, in each case as amended, modified or supplemented form time to time and (b) (i) the Offer to Purchase, dated October 17, 2005 and (ii) the Indenture Amendments, in each case relating to Euro-denominated Existing Notes, in each case as amended, modified or supplemented form time to time.

“Tender Offers”:  the offers by the Parent Borrower and/or Hertz Finance Centre plc to purchase (a) the 9.000% Senior Notes due 2009 of the Hertz Corporation, issued under the Indenture between The Hertz Corporation and Manufacturers Hanover Trust Company, as Trustee, dated as of April 1, 1986, (b) the 6.500% Senior Notes due May 15, 2006, the 6.300% Senior Notes due November 15, 2006, the 7.625% Senior Notes due August 15, 2007, the 6.625% Senior Notes due May 15, 2008 and the 6.250% Senior Notes due March 15, 2009 of the Hertz Corporation, in each case issued under the Indenture between The Hertz Corporation and First Fidelity Bank, National Association, as Trustee, dated as of December 1, 1994, (c) the 4.700% Senior Notes due October 2, 2006 and the Floating Rate Senior Notes due August 5, 2008 of The Hertz Corporation, issued under the Indenture between The Hertz Corporation and The Bank of New York, as Trustee, dated as of March 16, 2001 and (d) the Euro MTNs.

“Term Priority Collateral”: as defined in the Intercreditor Agreement.

“Term Loan”: each Tranche B Term Loan, including a Delayed Draw Term Loan, and New Term Loan.

“Term Loan Commitment”:  as to any Lender, its Tranche B Term Loan Commitment and Delayed Draw Term Loan Commitment; collectively, as to all the Term Loan

Lenders, the “Term Loan Commitments”. The original aggregate amount of the Term Loan Commitments on the Closing Date is $2,000,000,000.

“Term Loan Exposure”: as to any Lender, such Lender’s Tranche B Term Loan Exposure, Delayed Draw Term Loan Commitment Exposure and New Term Loan Exposure.

“Term Loan Lender”:  any Lender having a Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder.

“Term Loan Note”:  each Term Loan Note as defined in subsection 2.6(a) and each New Term Loan Note.

“Term Loan Percentage”:  as to any Term Loan Lender at any time, the percentage which (a) such Lender’s Term Loans and unused Term Loan Commitment then outstanding constitutes of (b) the sum of all of the Term Loans and unused Total Term Loan Commitments then outstanding (or, if the Term Loan Commitments have terminated or expired in their entirety, the percentage which such Lender’s Term Loans then outstanding constitutes of the aggregate Term Loans then outstanding).

“Termination Date”:  December 21, 2012.

“Total Commitment”:  at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Credit Linked Deposit”:  at any time, the sum of all Credit Linked Deposits at such time, as the same may be reduced from time to time pursuant to subsection 3.2(c) or 4.4(g).

“Total Credit Percentage”:  as to any Lender at any time, the percentage of the aggregate Commitments then constituted by such Lender’s Commitment and outstanding Term Loans and unused Delayed Draw Term Loan Commitments (if any). In making determinations pursuant to the preceding sentence, the Dollar Equivalent of all amounts expressed in currencies other than Dollars shall be utilized.

“Total Lender Exposure”:  at any time, the sum of all Individual Lender Exposures.

“Total Term Loan Commitment”:  at any time, the sum of the Term Loan Commitments of all of the Lenders at such time.

“Tranche”:  each Tranche of Loans available hereunder, with there being one on the Closing Date; namely Term Loans.

“Tranche B Term Loan”:  as defined in subsection 2.5(a), collectively the “Tranche B Term Loans”. It is understood and agreed that the Delayed Draw Term Loans made pursuant to subsection 2.5 and the New Term Loans made pursuant to subsection 3.2(c) shall each be Tranche B Term Loans for all purposes of this Agreement, unless specifically indicated to the contrary.

“Tranche B Term Loan Commitment”:  as to any Lender, its obligation to make Tranche B Term Loans to the Parent Borrower pursuant to subsection 2.5(a) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Tranche B Term Loan Lender’s name in Schedule A-1 under the heading “Tranche B Term Loan Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Tranche B Term Loan Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Tranche B Term Loan Lenders, the “Tranche B Term Loan Commitments”. The original aggregate amount of the Tranche B Term Loan Commitments on the Closing Date is $1,707,000,000.

“Tranche B Term Loan Exposure”: as to any Lender, at any time, the amount of unpaid Tranche B Term Loans made by such Lender pursuant to subsection 2.5(a) or (b).

“Transaction Documents”:  (i) the Loan Documents, (ii) the Acquisition Documents, (iii) the ABL Facility Documents, (iv) the Equity Financing Documents, (v) the Special Purpose Financing Documents relating to the U.S. Securitization, (vi) the Foreign Fleet Financing Documents relating to the Foreign Fleet Bridge Financing, (vii) the New Notes Indentures and (viii) the Tender Offer Documents.

“Transactions”:  as defined in the Recitals hereto.

“Transferee”:  any Participant or Assignee.

“Treaty”:  the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Type”:  the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans in each of the Designated Currencies.

“UCC”:  the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Unfinanced Vehicles”:  as of any date of determination, Rental Car Vehicles that are not pledged as security in respect of any other Indebtedness or obligations of the Parent Borrower or any of its Subsidiaries.

 “Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unpaid Drawing”:  as defined in subsection 3.5.

“Unscheduled Assumed Indebtedness”:  existing Indebtedness of the Parent Borrower and its Subsidiaries identified on Schedule C, which (i) does not constitute Rollover Indebtedness, (ii) will not be repaid in connection with the Transactions and (iii) has material terms and conditions reasonably satisfactory to the Committed Lenders.

“U.S. ABS Initial Purchasers”:  Lehman Brothers, DB, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman and JPMorgan.

“U.S. Securitization”:  as defined in the Recitals.

“U.S. Tax Compliance Certificate”:  as defined in subsection 4.11(b).

“Vehicle Rental Concession”:  any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

“Vehicle Rental Concession Rights”:  all of the following:  (a) any Vehicle Rental Concession, (b) any rights of the Parent Borrower or any Subsidiary thereof under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Parent Borrower or any Subsidiary and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession, and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

“Vehicles” means vehicles owned or operated by, or leased or rented to or by, the Parent Borrower or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Wholly Owned Subsidiary”:  as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Year-End Liquidity”:  as defined in subsection 8.20.

1.2           Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to CCMGC and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS.

2.1           Reserved.

2.2           Reserved.

2.3           Reserved.

2.4           Reserved.

2.5           Term Loans .  Subject to the terms and conditions hereof, (a) each Lender holding a Tranche B Term Loan Commitment severally agrees to make, in Dollars in a single draw on the Closing Date, one or more term loans (each, a “Tranche B Term Loan”) to the Parent Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Tranche B Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof and (b) each Lender holding a Delayed Draw Term Loan Commitment severally agrees to make, in Dollars, from time to time during the Delayed Draw Term Loan Commitment Period, subject to the terms and conditions hereof, one or more delayed draw term loans which shall be Tranche B Term Loans hereunder (each, a “Delayed Draw Term Loan”) to the Parent Borrower in an aggregate principal amount not to exceed the amount set forth opposite such lender’s name in Schedule A-2 under the heading “Delayed Draw Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms and conditions hereof. The Term Loans:

(i)            except as hereinafter provided, shall, at the option of the Parent Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurocurrency Loans, provided that (i) except as otherwise specifically provided in subsection 4.9 and 4.10, all Term Loans comprising the same Borrowing shall at all times be of the same Type, and (ii) unless the Administrative Agent either otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred, all Term Loans shall be maintained during (A) the first week following the Closing Date as ABR Loans and (B) until the date that is 90 days following the Closing Date, shall be incurred and maintained as (x) ABR Loans or (y) Eurocurrency Loans with an Interest Period of one month commencing on the first day of the period described in clause (B); and

(ii)           shall be made by each such Lender in an aggregate principal amount which (A) in the case of Tranche B Term Loans made under subsection 2.5(a), does not exceed the Tranche B Term Loan Commitment of such Lender, (B) in the case of Delayed Draw Term Loans, when aggregated with all Delayed Draw Term Loans made under subsection 2.5(b), does not exceed the Delayed Draw Term Loan Commitment of such Lender on the Closing Date and (C) in the case of Delayed Draw Term Loans made in any borrowing after the Closing Date, does not exceed the unused and available Delayed Draw Term Loan Commitment of such Lender at such time. Once repaid, Term Loans incurred hereunder may not be reborrowed.

2.6           Term Loan Notes.  (a)  The Parent Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Term Loan, the Parent Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Term Loan Note”), with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Term Loans made (or acquired by assignment pursuant to subsection 11.6(b)) by such Term Loan Lender to the Parent Borrower. Each Term Loan Note shall be dated the Closing Date or, in the case of a Delayed Draw Term Loan, shall be dated as of the date any such Delayed Draw Term Loans are first made by such Lender. Each Term Loan Note shall be payable as provided in subsection 2.6(b)(i) and (z) provide for the payment of interest in accordance with subsection 4.1.

(b)           The aggregate Term Loans (Tranche B Term Loans, Delayed Draw Term Loans and New Term Loans) of all the Lenders shall be payable in consecutive quarterly installments up to and including the Termination Date (subject to reduction as provided in subsection 4.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Term Loans then outstanding):

Date	Amount

Each March 31, June 30, September 30 and December 31 ending prior to the Termination Date	0.25% of the aggregate principal amount of all outstanding Term Loans as of such date

Termination Date	all unpaid aggregate principal amounts of any outstanding Term Loans

2.7           Procedure for Term Loan Borrowing.  The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative

Agent prior to 12:30 P.M., New York City time), (i) in the case of Term Loans to be made on or within 14 days following the Closing Date, at least three Business Days, and (ii) in the case of Delayed Draw Term Loans to be made more than 14 days following the Closing Date, five Business Days, prior to the date of Borrowing (including the Closing Date) specifying the amount to be borrowed; provided that, in the case of Delayed Draw Term Loans, such Borrowings shall be made in minimum increments of $25,000,000 and shall be used solely to finance the repurchase, repayment or other satisfaction of Assumed Indebtedness maturing on or before August 15, 2007, including the payment of premiums, penalties, fees and expenses related thereto. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof. Each applicable Lender will make the amount of its pro rata share (based on its applicable Term Loan Percentage) of the applicable Term Loans available to the Administrative Agent for the account of the Parent Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 12:00 P.M., New York City time, on the Closing Date or such other date of Borrowing, as applicable, in Dollars and in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Parent Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent.

2.8           Record of Loans.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Parent Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)           The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Parent Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Parent Borrower and each Lender’s share thereof.

(c)           The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Parent Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Parent Borrower to repay (with applicable interest) the Loans made to the Parent Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 3.  LETTERS OF CREDIT.

3.1           Funded Letters of Credit.  (a)  On the Closing Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder for the account of the Parent Borrower by the applicable Issuing Lender. Subject to and upon the terms and conditions hereof, the Parent Borrower may request that the applicable Issuing Lender issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, collectively with the Existing Letters of Credit, the “Letters of Credit”) for the account of the Parent Borrower on any Business Day during the Letter of Credit Commitment Period but in no event later than the 30th day prior to the Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that no Letter of  Credit shall be issued if, after giving effect to such issuance, (i) the aggregate Extensions of Credit to the Parent Borrower would exceed the sum of the Total Commitments then outstanding, the total Term Loans then outstanding and the Total Credit Linked Deposits or (ii) the L/C Obligations in respect of Letters of Credit would exceed $250,000,000. Each Letter of Credit shall (i) be denominated in Dollars or the Designated Foreign Currency requested by the Parent Borrower and shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Subsidiaries, contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs of the Parent Borrower and its Subsidiaries incurred in the ordinary course of business (a “Standby Letter of Credit”), or (B) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Subsidiaries in the ordinary course of business (a “Commercial L/C”), and (ii) unless otherwise agreed by the Administrative Agent expire no later than the earlier of (A) one year after its date of issuance and (B) the 5th day prior to the Termination Date, in the case of Standby Letters of Credit (subject to, if requested by the Parent Borrower and agreed to by the Issuing Lender, automatic renewals for successive periods not exceeding one year ending prior to the 5th day prior to the Termination Date), or (A) 12 months after its date of issuance and (B) the 30th day prior to the Termination Date, in the case of Commercial Letters of Credit. All Letters of Credit issued shall be denominated in Dollars or in the Designated Foreign Currency and shall be issued for the account of the Parent Borrower.

(b)           Unless otherwise agreed by the applicable Issuing Lender and the Parent Borrower, each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. All Letters of Credit shall be issued on a sight basis only.

(c)           No Issuing Lender shall at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2           Procedure for Issuance of Letters of Credit.  (a)  The Parent Borrower may from time to time request during the Letter of Credit Commitment Period but in no event later than the 30th day prior to the Termination Date that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent, at their respective addresses for notices specified herein, an L/C Request therefor in the form Exhibit H hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Each L/C Request shall specify that the requested Letter of Credit is to be denominated in Dollars or the Designated Foreign Currency. Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than three

Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Parent Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof. Promptly after the issuance or amendment of any Standby Letter of Credit, the applicable Issuing Lender shall notify the Parent Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify the Lenders, in writing, of such issuance or amendment, and if so requested by a Lender, the Administrative Agent shall provide to such Lender copies of such issuance or amendment. With regards to Commercial Letters of Credit, each Issuing Lender shall on the first Business Day of each week provide the Administrative Agent, by facsimile, with a report detailing the aggregate daily outstanding Commercial Letters of Credit during the previous week.

(b)           The making of each request for a Letter of Credit by the Parent Borrower shall be deemed to be a representation and warranty by the Parent Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, subsection 3.1. Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate subsection 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the Parent Borrower in accordance with such Issuing Lender’s usual and customary practices.

(c)           Repayment by L/C Participants of Amounts Drawn or Paid Under Letters of Credit. In the event an Issuing Lender makes any payment under any Letter of Credit and the Parent Borrower shall not have repaid such amount in full to such Issuing Lender pursuant to Section 3.5(a) when due, such Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall notify each L/C Participant of such failure, and the Administrative Agent shall apply from the Credit Linked Deposits held in the Credit Linked Deposit Account toward the reimbursement of such payment each Participant’s Letter of Credit Percentage of such unreimbursed payment from the Credit Linked Deposit Account. In the event the Administrative Agent applies the Credit Linked Deposits held in the Credit Linked Deposit Account to an unreimbursed disbursement under a Letter of Credit pursuant to the preceding sentence, the Parent Borrower shall have the right (provided that no Default or Event of Default shall have occurred and be continuing), within 5 Business Days of the date of reimbursement from the Credit Linked Deposit Account, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the full amount of the disbursement made by such Issuing Lender, and such payment shall be applied by the Administrative Agent in accordance with clause (ii) of the immediately following sentence. Promptly following receipt by the Administrative Agent of any payment by the Parent Borrower in respect of any disbursement under a Letter of Credit, the Administrative Agent shall distribute such payment (i) to the applicable Issuing Lender or (ii) subject to the immediately preceding sentence, to the extent payments have been made from the Credit Linked Deposits, to the Credit Linked Deposit Account with respect to such Letter of Credit to be added to the Credit Linked Deposits held in the Credit Linked Deposit Account. The Parent Borrower acknowledges that each payment made pursuant to this paragraph in respect of any unreimbursed payment is required to be made for the benefit of the applicable Issuing Lender indicated in the immediately preceding sentence. Provided that no Event of Default under Section 9(f) shall have occurred and be continuing, any payment made from the Credit Linked Deposit Account (except to the extent of a repayment by the Parent Borrower within 5 Business Days of the date of Reimbursement from the Credit Linked Deposit Account as expressly permitted above) pursuant to this paragraph to reimburse the applicable Issuing Lender for any unreimbursed payment shall be deemed an extension of Term Loans made on such date by the L/C Participants ratably in accordance with their Letter of Credit Percentage of the Total Credit Linked Deposit, and the amount so funded shall permanently reduce the Total Credit Linked Deposit; any amount so funded pursuant to this paragraph shall, on and after the funding date thereof, be deemed to be Tranche B Term Loans for all purposes hereunder and have the same terms as other Tranche B Terms Loans hereunder (such deemed Tranche B Term Loan, a “New Term Loan”). Any New Term Loans deemed made on the same day shall be designated a separate “Set” of New Term Loans for all purposes of this Agreement. In the event that the Parent Borrower is required to reimburse an Issuing Lender for any disbursement under a Letter of Credit issued by such Issuing Lender, for a period of 91 days following such reimbursement payment by the Parent Borrower, the L/C Obligations shall be deemed to include (as if such Letter of Credit were still outstanding) for purposes of determining availability for the issuance of any new Letter of Credit during such period, the amount of such reimbursement payment until the end of such 91-day period.

3.3           Fees, Commissions and Other Charges.  (a)  The Parent Borrower shall pay to the relevant Issuing Lender with respect to each Letter of Credit a fee equal to 1/4 of 1% per annum calculated on the basis of a 360-day year (but in no event less than $500 per annum for each Letter of Credit issued on its behalf) of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such other date as the Letter of Credit Commitments shall terminate. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in the Designated Foreign Currency. In respect of a Letter of Credit denominated in the Designated Foreign Currency, such fees and commissions shall be converted into Dollars at the Spot Rate of Exchange.

(b)           In addition to the foregoing commissions and fees, the Parent Borrower agrees to pay amounts necessary to reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by an Issuing Lender.

3.4           Participant’s Acquisition of Participations in Letters of Credit.  (a)  On the Closing Date, without any further action on the part of the Issuing Lenders or the Lenders, the Issuing Lenders hereby grant to each L/C Participant, and each L/C Participant shall be deemed irrevocably and unconditionally to have acquired and received from each Issuing Lender that has issued or may issue any Letter of Credit, without recourse or warranty, an undivided interest and participation (each, an “L/C Participation”), in each Letter of Credit that may be issued pursuant to Section 3.1 (including each Existing Letter of Credit) equal to such L/C Participant’s Letter of Credit Percentage of the aggregate amount available to be drawn under each such Letter of Credit and the L/C Participation interests in respect thereof together with rights to receive payments under Section 3.4(b). Each L/C Participant shall pay to the Administrative Agent in full on the Closing Date an amount equal to such L/C Participant’s Letter of Credit Commitment, and the Administrative Agent shall immediately transfer such funds to the Credit Linked Deposit Account. Unless and until the Letter of Credit Termination Date has occurred and all Letters of Credit issued by an Issuing Lender have expired without draw, or to the extent of any draws, have been reimbursed in full, or are cash collateralized by the Parent Borrower pursuant to Section 3.4(b), each such Credit Linked Deposit shall be held by the Administrative Agent. Each L/C Participant hereby absolutely and unconditionally agrees that if an Issuing Lender makes a disbursement in respect of any Letter of Credit issued by such Issuing Lender which is not reimbursed by the Parent Borrower on the date due pursuant to Section 3.5, or is required to refund any reimbursement payment in respect of any Letter of Credit issued or deemed issued by such Issuing Lender to the Parent Borrower for any reason, the amount of such disbursement shall be satisfied, ratably as among the L/C Participants in accordance with their Letter of Credit Percentage (with the Administrative Agent having the responsibility to determine and keep record of the Letter of Credit Percentage of the L/C Participants for this purpose and all other purposes hereunder) of the Total Credit Linked Deposit from the Credit Linked Deposits held in the Credit Linked Deposit Account. Without limiting the foregoing, each L/C Participant irrevocably authorizes the Administrative Agent and the Issuing Lenders, as applicable, to apply amounts of the Credit Linked Deposits as provided in this paragraph.

(b)           Credit Linked Deposit Accounts.

(i)            Subject to the terms and conditions hereof, each L/C Participant severally agrees to make, on the Closing Date, a payment to the Administrative Agent in an amount equal to such L/C Participant’s Letter of Credit Commitment and the Administrative Agent shall use such payments to establish a Credit Linked Deposit Account at the Administrative Agent for the benefit of the Issuing Lenders and deposit in the Credit Linked Deposit Account an amount as set forth on Schedule 3.2 (c). The Credit Linked Deposits paid to the Administrative Agent shall be held by the Administrative Agent in the Credit Linked Deposit Account, and no party other than the Issuing Lenders shall have a right of withdrawal from the Credit Linked Deposit Account, or any other right power or interest in or with respect to the Credit Linked Deposits, except as expressly set forth in Sections 3.2(c), 3.4(a), 3.4(b), and Section 4.4(a). Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each L/C Participant in respect of its Letter of Credit Commitment and L/C Participation shall be satisfied in full upon the payment of the amount equal to its Letter of Credit Commitment on the Closing Date.

(ii)           Each of the Parent Borrower, the Administrative Agent, each Issuing Lender and each L/C Participant hereby acknowledges and agrees that each L/C Participant is making its payment on the Closing Date pursuant to Section 3.4(b)(i) to be paid into the Credit Linked Deposit Account for application in the manner contemplated by Sections 3.2(c) and 3.4(a). Except during periods when such Credit Linked Deposits, or funds applied by or on behalf of such Issuing Lender against such Credit Linked Deposits, are used to cover Unpaid Drawings under Letters of Credit, the investment of the Credit Linked Deposits shall be made so as to receive returns free of any withholding or deduction of Taxes and to earn for the account of each L/C Participant a return on its Credit Linked Deposits of such funds at a rate per annum equal to (A) the Eurocurrency Rate for the applicable Interest Period minus (B) (1) 0.10% per annum (based on a 360 day year) or (2) such lesser rate as may be agreed upon between the

Administrative Agent, the Issuing Lenders and the Parent Borrower. Interest earned on the Credit Linked Deposits will be paid to the L/C Participants by the Administrative Agent quarterly in arrears when fees are payable pursuant to subsection 4.5(b). The Parent Borrower agrees it shall pay a fee to the Administrative Agent, for the account of each L/C Participant, quarterly in arrears when fees are payable pursuant to subsection 4.5(b), in an amount equal to (x) 0.10% per annum (based on a 360 day year) or (y) such lesser rate as may be agreed upon between the Administrative Agent, the each issuing Lender and the Parent Borrower pursuant to clause (B)(2) above, in each case of the Credit Linked Deposits of such L/C Participant.

(iii)          The Parent Borrower shall have no right, title or interest in or to the Credit Linked Deposits and no obligations with respect thereto (except for the Reimbursement Amount in respect of Letters of Credit provided in Sections 3.2(c) and 3.4(a), it being acknowledged and agreed by the parties hereto that the making of the Credit Linked Deposits by the L/C Participants, the payments to the L/C Participants contemplated in Section 3.4(b)(ii), the provisions of this Section 3.4(b)(iii) and the application of the Credit Linked Deposits in the manner contemplated by Sections 3.2(c) and 3.4(a) constitute agreements among the Administrative Agent, the applicable Issuing Lender and the L/C Participants with respect to payments of each L/C Participant in respect of its L/C Participation and do not constitute any loan or extension of credit to the Parent Borrower.

(iv)          Following the occurrence of any of the events identified in clauses (i), (ii) or (iii) of the definition of Letter of Credit Termination Date (but solely in the case of clause (ii)), only to the extent at such time the Parent Borrower shall have paid all outstanding obligations then due and payable under this Agreement), and subject to the Parent Borrower’s cash collateralization to the extent of an Issuing Lender’s outstanding Letters of Credit, in an amount (but in no event greater than 100% of the aggregate undrawn face amount) and manner reasonably satisfactory to the Collateral Agent and the applicable Issuing Lender that issued such Letters of Credit (which cash collateralization is hereby expressly required of the Parent Borrower on any Letter of Credit Termination Date), each Issuing Lender shall acquire the L/C Participation interests from the L/C Participants with the remaining Credit Linked Deposits according to each L/C Participant’s Letter of Credit Percentage.

3.5           Reimbursement by the Parent Borrower.  (a)  The Parent Borrower shall have the option to reimburse the applicable Issuing Lender, upon receipt by the Parent Borrower of notice from such Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender (each such amount so paid until reimbursed and “Unpaid Drawing”), for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment. Each such payment, if any, shall be made to the applicable Issuing Lender, at its address for notices specified herein in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in the Designated Foreign Currency, in the event that such payment is not made to such Issuing Lender within three Business Days of the date of receipt by the Parent Borrower of such notice, upon notice by such Issuing Lender to the Parent Borrower, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the Spot Rate of Exchange on such date) and in immediately available funds, on the date on which the Parent Borrower receives such notice, if received prior to

11:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day. Any conversion by an Issuing Lender of any payment to be made in respect of any Letter of Credit denominated in the Designated Foreign Currency into Dollars in accordance with this subsection 3.5(a) shall be conclusive and binding upon the Parent Borrower and the Lenders in the absence of manifest error; provided that upon the request of the Parent Borrower or any Lender, such Issuing Lender shall provide to the Parent Borrower or Lender a certificate including reasonably detailed information as to the calculation of such conversion.

3.6           Obligations Absolute.  (a)  The Parent Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Parent Borrower may have or have had against an Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit, provided that this paragraph shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that the Parent Borrower may have as a result of any such gross negligence or willful misconduct.

(b)           The Parent Borrower and each Lender also agree with each Issuing Lender that such Issuing Lender and the L/C Participants shall not be responsible for, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Parent Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Parent Borrower against any beneficiary of such Letter of Credit or any such transferee, provided that this paragraph shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that the Parent Borrower may have as a result of any such gross negligence or willful misconduct.

(c)           Neither any Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Person’s gross negligence or willful misconduct.

(d)           The Parent Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC shall be binding on the Parent Borrower and shall not result in any liability of such Issuing Lender or L/C Participant to the Parent Borrower.

3.7           L/C Payments.  If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Parent Borrower of the date and amount thereof. The responsibility of an Issuing Lender to the Parent Borrower in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of

Credit, provided that this paragraph shall not relieve any Issuing Lender of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender, or otherwise affect any defense or other right that the Parent Borrower may have as a result of any such gross negligence or willful misconduct.

3.8           L/C Request.  To the extent that any provision of any L/C Request related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9           Additional Issuing Lenders.  The Parent Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this subsection 3.9 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT.

4.1           Interest Rates and Payment Dates.  (a)  Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

(b)           Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c)           If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this subsection (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in paragraph (b) of this subsection for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

(e)           It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2           Conversion and Continuation Options.  (a)  The Parent Borrower may elect from time to time to convert outstanding Term Loans from Eurocurrency Loans made or outstanding in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Parent Borrower may elect from time to time to convert outstanding Term Loans made or outstanding in Dollars from ABR Loans to Eurocurrency Loans outstanding in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans outstanding in Dollars shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Parent Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Termination Date.

(b)           Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Parent Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Parent Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Termination Date, and provided, further, that (A) in the case of Eurocurrency Loans made or outstanding in Dollars, if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (B) if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to clause (i) of the preceding proviso, such Eurocurrency Loans will be continued for the shortest available Interest Periods as determined by the Administrative Agent. Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3           Minimum Amounts of Sets.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans outstanding in Dollars comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding (other than Sets comprised of New Term Loans, if any).

4.4           Optional and Mandatory Prepayments.  (a)  The Parent Borrower may at any time and from time to time prepay the Loans made to it and, in accordance with subsection 3.05, the Reimbursement Amounts in respect of Letters of Credit issued for its account, in whole or in part, subject to subsection 4.12, without premium or penalty, upon at least three Business Days’ irrevocable notice by the Parent Borrower to the Administrative Agent (in the case of Eurocurrency Loans outstanding), at least one Business Day’s irrevocable notice by the Parent Borrower to the Administrative Agent (in the case of (x) ABR Loans and (y) Reimbursement Amounts outstanding in Dollars). Such notice shall specify, in the case of any prepayment of Loans, the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Amounts, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Amounts. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.12 and accrued interest to such date on the amount prepaid. Partial prepayments of (1) the Term Loans pursuant to this subsection shall be applied pro rata to the respective installments of principal thereof, provided that notwithstanding the foregoing, any such partial prepayment may, at the option of the Parent Borrower, be first allocated to the Term Loans pro rata based upon the aggregate amount of the installments thereof due in the next twelve months and then the remainder of such partial prepayment shall be allocated and applied as set forth above, and (2) the Reimbursement Amounts pursuant to this subsection shall be applied to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent. Partial prepayments pursuant to this subsection 4.4(a) shall be in multiples of $1,000,000; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)           If on or after the Closing Date (i) the Parent Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 8.2, except as otherwise specified in subsection 8.2) pursuant to a public offering or private placement or otherwise, (ii) the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) shall make an Asset Sale pursuant to subsection 8.6(h), (iii) a Recovery Event occurs or (iv) the Parent Borrower or any of its Subsidiaries shall enter into a Sale and Leaseback Transaction, then, in each case, if and to the extent the applicable Net Cash Proceeds are not required to be applied to the payment of obligations of the Parent Borrower or the other borrowers under the ABL Facility, the Parent Borrower shall prepay, in accordance with subsection 4.4(d), the Loans and cash collateralize the L/C Obligations in an amount equal to:  (x) in the case of the incurrence of any such Indebtedness, 100% of the Net Cash Proceeds thereof; (y) in the case of any such Asset Sale or Recovery Event, 100% of the Net Cash Proceeds thereof minus any Reinvested Amounts; and (z) in the case of any such Sale and Leaseback Transaction, 100% of the Net Cash Proceeds thereof, in each case with such prepayment to be made on the Business Day following the date of receipt of any such Net Cash

Proceeds except that, in the case of clause (y), if any such Net Cash Proceeds are eligible to be reinvested in accordance with the definition of the term “Reinvested Amount” in subsection 1.1 and the Parent Borrower has not elected to reinvest such proceeds (or portion thereof, as the case may be), such prepayment to be made on the earlier of (1) the date on which the certificate of a Responsible Officer of the Parent Borrower to such effect is delivered to the Administrative Agent in accordance with such definition and (2) the last day of the period within which a certificate setting forth such election is required to be delivered in accordance with such definition). Nothing in this paragraph (b) shall limit the rights of the Agents and the Lenders set forth in Section 9.

(c)           Commencing March 31, 2007, and on each March 31 thereafter, the Parent Borrower shall, in accordance with subsection 4.4(d), apply toward the prepayment of the Loans and the cash collateralization of the L/C Obligations the ECF Percentage of the Parent Borrower’s Excess Cash Flow for the fiscal year ending on the immediately preceding December 31.

(d)           Prepayments pursuant to subsections 4.4(b) and (c) shall be applied, first, to prepay Term Loans then outstanding and second, to cash collateralize any outstanding L/C Obligations in an amount equal to 100% of such outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent. Prepayments of Term Loans pursuant to subsections 4.4(b) and (c) shall be applied pro rata to the respective installments of principal thereof; provided that notwithstanding the foregoing, any such payment may, at the option of the Parent Borrower, be first allocated to the Term Loans pro rata based upon the aggregate amount of the installments thereof due in the next twelve months and, thereafter, the remainder of such prepayment shall be allocated and applied as provided above.

(e)           Amounts prepaid on account of Term Loans pursuant to subsection 4.4(a), 4.4(b) or 4.4(c) may not be reborrowed.

(f)            Notwithstanding the foregoing provisions of this subsection 4.4, if at any time any prepayment of the Loans pursuant to subsection 4.4(a) or 4.4(b) would result, after giving effect to the procedures set forth in this Agreement, in the Parent Borrower incurring breakage costs under subsection 4.12 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Parent Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Parent Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Parent Borrower); provided that, such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid.

(g)           (i) Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice Administrative Agent shall promptly transmit to each of the Lenders), the Parent Borrower shall have the right, without premium or penalty, on any day, permanently to reduce the Letter of Credit Commitments in whole or in part, provided that (A) any partial reduction pursuant to this subsection 4.4(g) shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) after giving effect to such reduction and to any cancellation or cash collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Letter of Credit Exposures shall not exceed the Total Credit Linked Deposit and (ii) upon any prepayment, repayment or other satisfaction, whether in part or in full, of any Assumed Indebtedness with a maturity date that is scheduled to occur on or before August 15, 2007, with proceeds other than from Delayed Draw Term Loans, the Delayed Draw Term Loan Commitments shall nonetheless automatically reduce on a dollar-for-dollar basis in an amount equal to such prepayment, repayment or the aggregate amount of the obligation otherwise satisfied, such reduction being applied pro rata to each Lender then holding a Delayed Draw Term Loan Commitment. In the event the Letter of Credit Commitments shall be reduced as provided in the immediately preceding sentence, the Administrative Agent shall reduce the Total Credit Linked Deposits in a corresponding amount, and return all amounts in the Credit Linked Deposit Account in excess of the reduced Total Credit Linked Deposit to the L/C Participants ratably in accordance with their Letter of Credit Percentage of the Total Credit Linked Deposit (as determined immediately prior to such reduction).

(h)           The Parent Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Delayed Draw Term Loan Commitments or, from time to time, to reduce the amount of the Delayed Draw Term Loan Commitments. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Delayed Draw Term Loan Commitments then in effect.

4.5           Commitment Fees; Administrative Agent’s Fee; Other Fees.  (a)  The Parent Borrower agrees to pay to the Administrative Agent for the account of each applicable Lender (other than a Defaulting Lender), a commitment fee for the period from and including the first day of the Delayed Draw Term Loan Commitment Period to the Termination Date, computed at the Delayed Draw Commitment Fee Rate on the average daily amount of the unutilized Delayed Draw Term Loan Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Delayed Draw Term Loan Commitments shall terminate as provided herein, commencing on December 31, 2005.

(b)           The Parent Borrower agrees to pay quarterly in arrears to the Administrative Agent for the account of each applicable Lender (other than a defaulting Lender) having Letter of Credit Exposure a fee in respect of such Lender’s Credit Linked Deposits (the “L/C Fees”), on each L/C Fee Payment Date for the period from and including the Closing Date to but excluding the date on which such Credit Linked Deposit is returned to such Lender, computed at the per annum rate for each date equal to (A) the Applicable Margin for Eurocurrency Loans times (B) the average daily amount of such Credit Linked Deposit. The L/C

Fees shall be nonrefundable and shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in the Designated Foreign Currency. In respect of a Letter of Credit denominated in the Designated Foreign Currency, such fees and commissions shall be converted into Dollars at the Spot Rate of Exchange.

(c)           The Parent Borrower agrees to pay to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by Holdings, the Other Representatives and the Administrative Agent in connection with this Agreement.

4.6           Computation of Interest and Fees.  (a)  Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-day year, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Parent Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Parent Borrower or any Lender, deliver to the Parent Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1, excluding any Eurocurrency Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR Loan which is based upon the Prime Rate.

4.7           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Parent Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Eurocurrency Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans (to the extent otherwise permitted by subsection 4.2) and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be converted to or continued as ABR Loans (to the extent otherwise permitted by subsection 4.2).

4.8           Pro Rata Treatment and Payments.  (a)  Each payment by the Parent Borrower on account of any commitment fee in respect of the Delayed Draw Term Commitments hereunder shall be allocated by the Administrative Agent and any reduction of the

Delayed Draw Term Loan Commitments of the Lenders shall be allocated by the Administrative Agent pro rata according to the Delayed Draw Term Loan Percentage of the Lenders. Each payment (including each prepayment) by the Parent Borrower on account of principal of and interest on any Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Term Loans then held by the respective Lenders. All payments (including prepayments) to be made by the Parent Borrower hereunder, whether on account of principal, interest, fees, Reimbursement Amounts or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders or the L/C Participants, as the case may be, at the Administrative Agent’s office specified in subsection 11.2, in Dollars and L/C Obligations in the Designated Foreign Currency and, whether in Dollars or the Designated Foreign Currency, in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Parent Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Parent Borrower and (y) then the Parent Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, (i) borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding the Parent Borrower would be permitted to borrow such amount pursuant to subsection 2.1 and/or (ii) take any action permitted by the following subsection 4.8(c).

(c)           Notwithstanding anything contained in this Agreement:

(i)            If at any time a Lender shall not make a Delayed Draw Term Loan required to be made by it hereunder (any such Lender, a “Defaulting Lender”), the Parent Borrower shall have the right to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Lender and assume all or part of the Delayed Draw Term Loan Commitment of such Defaulting Lender. In such event, the Parent Borrower, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution.

(ii)           In determining the Required Lenders, any Lender that at the time is a Defaulting Lender (and the Delayed Draw Term Loan and/or Delayed Draw Term Loan Commitment of such Defaulting Lender) shall be excluded and disregarded. No commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

4.9           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Parent Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested (to the extent otherwise permitted by subsection 4.2), (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (to the extent otherwise permitted by subsection 4.2) and (d) such Lender’s Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by subsection 4.2 shall, upon notice to the Parent Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law). If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Parent Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

4.10         Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)            shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request, or any Eurocurrency Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof in each case, except for Non-Excluded Taxes and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii)          shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Parent Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans or Letters of Credit, provided that, in any such case, the Parent Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans (to the extent, in the case of Eurocurrency Loans, such Eurocurrency Loans are denominated in Dollars and, in all cases, to the extent such Loans are permitted by subsection 4.2) by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Parent Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.10(a) and such amounts, if any, as may be required pursuant to subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Parent Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)           Notwithstanding anything to the contrary this subsection 4.10, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.

4.11         Taxes.  (a)  Except as provided below in this subsection or as required by law, all payments made by the Parent Borrower and the Administrative Agent and any Issuing Lender under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding Taxes measured by or imposed upon the overall net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch

Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed:  (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes. If any such non-excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable by the Parent Borrower or any Agent to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable by the Parent Borrower shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Parent Borrower shall be entitled to deduct and withhold, and shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Parent Borrower or any Agent to, or for the account of, any such Agent or Lender, shall not be increased (w) with respect to any Non-Excluded Taxes imposed by the Federal Republic of Germany or any political subdivision or taxing authority thereof or therein on or with respect to the Credit Linked Deposit Account or the Credit Linked Deposits or any earnings on any of the foregoing or any payment therefrom or (x) if such Agent or Lender fails to comply with the requirements of paragraphs (b) or (c) of this subsection or subsection 4.14 hereof or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent becomes an Agent hereunder or such Lender becomes a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (such change, at such time, a “Change in Law”) or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a Change in Law. Whenever any Non-Excluded Taxes are payable by the Parent Borrower, as promptly as possible thereafter the Parent Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Parent Borrower showing payment thereof. If the Parent Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Parent Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           Each Agent and each Lender, in each case that is not incorporated under the laws of the United States of America or a state thereof shall:

(X)          (i)  on or before the date of any payment by the Parent Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Parent Borrower and the Administrative Agent (A) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, (B) in the case of DBNY, also deliver two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Parent Borrower to be treated as a U.S. person with respect to such payments (and the Parent Borrower and DBNY agree to so treat DBNY as a U.S. person with respect to such payments), with the effect that the Parent Borrower can make payments to DBNY without deduction or withholding of any Taxes imposed by the United States and (C) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(ii)           deliver to the Parent Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Parent Borrower; and

(iii)          obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Parent Borrower or the Administrative Agent; or

(Y)           in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(i)            represent to the Parent Borrower that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

(ii)           deliver to the Parent Borrower on or before the date of any payment by the Parent Borrower, with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit E (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and shall also deliver to the Parent Borrower and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Parent Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(iii)          deliver, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to the Parent Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (ii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Parent Borrower) which would be imposed on such Lender of complying with such request; or

(Z)           in the case of any such Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(i)            on or before the date of any payment by the Parent Borrower under this Agreement or any Notes to, or for the account of, such Lender, deliver to the Parent Borrower and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Parent Borrower and the Administrative Agent that such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the Parent Borrower and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. Withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A)          with respect to each beneficiary or member of such Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Parent Borrower and the Administrative Agent (I) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)           with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Parent Borrower that such beneficiary or member is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the Parent Borrower and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes;

(ii)           deliver to the Parent Borrower and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Parent Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(iii)          deliver, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to the Parent Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Parent Borrower) which would be imposed on such Lender (or beneficiary or member) of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (Z) above, if later) which renders all such forms inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Lender so advises the Parent Borrower and the Administrative Agent.

(c)           Each Lender and each Agent, in each case that is organized under the laws of the United States of America or a state thereof, shall on or before the date of any payment by the Parent Borrower under this Agreement or any Notes to such Lender or Agent, deliver to the Parent Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Lender or Agent is a United States

Person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) and that such Lender or Agent is entitled to a complete exemption from United States backup withholding tax.

4.12         Indemnity.  The Parent Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Parent Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Parent Borrower in making any prepayment or conversion of Eurocurrency Loans after the Parent Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13         Certain Rules Relating to the Payment of Additional Amounts.  (a)  Upon the request, and at the expense of the Parent Borrower, each Lender to which the Parent Borrower is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Parent Borrower the opportunity to contest, and reasonably cooperate with the Parent Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford the Parent Borrower the opportunity to so contest unless the Parent Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Parent Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Parent Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford the Parent Borrower the opportunity to contest, or cooperate with the Parent

Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)           If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 9(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Parent Borrower to become obligated to pay any additional amount under subsection 4.10 or 4.11, the Parent Borrower shall not be obligated to pay such additional amount.

(c)           If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Parent Borrower pursuant to subsection 4.10 or 4.11, such Lender shall promptly notify the Parent Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Parent Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d)           If the Parent Borrower shall become obligated to pay additional amounts pursuant to subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 4.10 or 4.11, the Parent Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Parent Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’ irrevocable notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, the Parent Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 11.6(b) in connection with such assignment shall be paid by the Parent Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Parent Borrower shall first pay the affected Lender any additional amounts owing under subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under subsection 4.13) prior to such substitution or prepayment.

(e)           If any Agent or any Lender receives a refund directly attributable to taxes for which the Parent Borrower has made additional payments pursuant to subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Parent Borrower; provided, however, that the Parent Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)            The obligations of any Agent, Lender or Participant under this subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14         Controls on Prepayment if Total Lender Exposure Exceeds Total Commitments.  (a)  In addition to the provisions set forth in subsection 4.4(c), the Parent Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Parent Borrower and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Total Lender Exposure being in excess of the Total Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to subsection 2.5 or Section 3 and of promptly identifying any circumstance where, by reason of changes in exchange rates, the Total Lender Exposure exceeds the Commitment then in effect or such other circumstance has arisen which would prevent an Extension of Credit from being made pursuant to subsection 2.15 or Section 3.

(b)           The (i) Administrative Agent will calculate the Total Lender Credit Exposure from time to time, and in any event not less frequently than once during each calendar week. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Issuing Lenders in respect of outstanding L/C Obligations.

SECTION 5.   REPRESENTATIONS AND WARRANTIES  To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Parent Borrower hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions, and on every Borrowing Date thereafter to the Administrative Agent and each Lender that:

5.1           Financial Condition.  (a)  The audited consolidated balance sheets of Hertz and its consolidated Subsidiaries as of December 31, 2002, December 31, 2003 and December 31, 2004 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Parent Borrower and its consolidated Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements). During the period from December 31, 2004 to and including the Closing Date, except as provided in the Acquisition Agreement and in connection with the consummation of the Transactions, there has been no sale, transfer or other disposition by the Parent Borrower and its consolidated Subsidiaries of any material part of the business or property of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(b)           The pro forma balance sheet and statements of operations of the Parent Borrower and its consolidated Subsidiaries (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, are the balance sheet and statements of operations of the Parent Borrower and its consolidated Subsidiaries as of December 31, 2004 (the “Pro Forma Date”), adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and on January 1, 2004 for purposes of the statement of operations), to the consummation of the Transactions, and the Extensions of Credit hereunder on the Closing Date.

5.2           No Change; Solvent.  Since June 30, 2005, except as and to the extent disclosed on Schedule 5.2, (a) there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the transactions contemplated hereby) and (b) except in connection with the Transactions or as otherwise permitted under this Agreement and each other Loan Document, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Parent Borrower, nor has any of the Capital Stock of the Parent Borrower been redeemed, retired, purchased or otherwise acquired for value by the Parent Borrower or any of its Subsidiaries. As of the Closing Date, after giving effect to the consummation of the transactions described in preceding clauses (i) through (iii) in clause (a) above, the Parent Borrower is Solvent.

5.3           Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4           Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Parent Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Parent Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Parent Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents and (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Parent Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Parent Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5           No Legal Bar.  The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by subsection 8.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against CCMGC or any of its Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7           No Default.  Neither the Parent Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8           Ownership of Property; Liens.  Each of the Parent Borrower and its Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Liens permitted by subsection 8.3. Except for the Excluded Properties, the Insured Fee Properties as listed on Part I(a) of Schedule 5.8 and the Mortgaged Fee Properties as listed on Part I(b) of Schedule 5.8 together constitute all the material real properties owned in fee by the Loan Parties as of the Closing Date.

5.9           Intellectual Property.  The Parent Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Parent Borrower know of any such claim, and, to the knowledge of the Parent Borrower, the use of such Intellectual Property by the Parent Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10         No Burdensome Restrictions.  Neither the Parent Borrower nor any of its Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable to the Parent Borrower or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

5.11         Taxes.  To the knowledge of the Parent Borrower, each of CCMGC, the Parent Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Properties) and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of CCMGC, the Parent Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

5.12         Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board. If

requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.13         ERISA.  (a)  During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect:  (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien on the property of the Parent Borrower or its Subsidiaries in favor of the PBGC or a Plan; (f) any Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (h) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (i) the Reorganization or Insolvency of any Multiemployer Plan; or (j) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b)           With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of the Parent Borrower or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (d) any Lien on the property of the Parent Borrower or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (e) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities; (f) any facts that, to the best knowledge of the Parent Borrower or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Borrower or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.14         Collateral.  Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (c) all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC from time to time) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this subsection 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.15         Investment Company Act; Other Regulations.  The Parent Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. The Parent Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.16         Subsidiaries.  Schedule 5.16 sets forth all the Subsidiaries of CCMGC at the Closing Date (after giving effect to the Transactions), the jurisdiction of their incorporation and the direct or indirect ownership interest of CCMGC therein.

5.17         Purpose of Loans.  The proceeds of the Tranche B Term Loans (other than the Delayed Draw Term Loans), shall be used by the Parent Borrower (a) to finance, in part, the Transactions, (b) to pay certain transaction fees and expenses related to the Transactions and (c) for general corporate purposes. The proceeds of the Delayed Draw Term Loans shall be used solely to finance the repurchase, repayment or other satisfaction of Assumed Indebtedness and to pay penalties, premiums, fees and expenses related thereto of the Parent Borrower and its Subsidiaries.

5.18         Environmental Matters.  Other than as disclosed on Schedule 5.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)           The Parent Borrower and its Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b)           Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Parent Borrower’s planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Parent Borrower or any of its Subsidiaries that is part of the Collateral.

(c)           There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Subsidiaries, threatened.

(d)           Neither the Parent Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)           Neither the Parent Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.19         No Material Misstatements.  The written information (including the Confidential Information Memorandum), reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20         Delivery of the Acquisition Agreement.  The Parent Borrower has delivered to the Administrative Agent a complete photocopy of the Acquisition Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof in any material respect.

5.21         Certain Representations and Warranties Contained in the Acquisition Agreement.  Each of the Transaction Documents to be entered into by any Loan Party on or prior to the Closing Date will have been duly executed and delivered by each of the Loan Parties which is a party thereto on or prior to the Closing Date and, to the knowledge of the Parent Borrower, all other parties thereto on or prior to the Closing Date, and is in full force and effect on the Closing Date, in each case to the extent required pursuant to the terms of the relevant Transaction Documents. As of the Closing Date, the representations and warranties of Holdings and, to the knowledge of Holdings, any of the other parties thereto contained in the Acquisition Agreement (after giving effect to any amendments, supplements, waivers or other modifications of the Acquisition Agreement prior to the Closing Date in accordance with this Agreement), to the extent a breach of such representation or warranty would result in Holdings or any of its Affiliates having a right to terminate its obligations thereunder, are true and correct in all material respects except as otherwise disclosed to the Administrative Agent in writing prior to the Closing Date.

5.22         Senior Indebtedness.  The Loans, L/C Obligations and all other obligations hereunder and under the other Loan Documents constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Notes Indenture (to the extent such obligations constitute “Indebtedness” as defined in such document on the date hereof). The obligations of each Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Guarantor under and as defined in the Senior Subordinated Notes Indenture (to the extent such obligations constitute “Indebtedness” as defined in such document on the date hereof).

5.23         Labor Matters.  There are no strikes pending or, to the knowledge of the Parent Borrower, reasonably expected to be commenced against the Parent Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Parent Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.24         Special Purpose Corporation.  Each of Holdings, CCMGC and Acquisition Corp., was formed to effect the Transactions. Prior to the consummation of the Transactions, none of Holdings nor any of its Subsidiaries listed in the preceding sentence had any significant assets or liabilities (except pursuant to the Transaction Documents or otherwise relating to the Transactions).

5.25         Insurance.  Schedule 5.25 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Parent Borrower and its Subsidiaries taken as a whole maintained by Subsidiaries other than Loan Parties, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

5.26         Anti-Terrorism.  As of the Closing Date, the Parent Borrower and its Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 6. CONDITIONS PRECEDENT.

6.1           Conditions to Initial Extension of Credit.  This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived; provided, however, that upon the satisfaction or waiver of the conditions set forth in clauses (a), (c), (d) (other than subclauses (i)(B) and (C) and (vii) thereof), (f), (g) (other than subclause (iv) thereof), (h) (other than the last sentence thereof), (i), (j), (k), (l), (o), (p), (q), (r), (s), (t), (u), (x), (y) and (z) of this Section 6.1 to the extent provided thereby, all of the other conditions set forth in this Section 6.1, if not satisfied or waived on such date, shall be deemed to have been satisfied for all purposes hereunder and all such other conditions, if not satisfied or waived on such date, shall automatically be converted into covenants to accomplish the satisfaction of the applicable matters described in such conditions within the time period required by subsection 7.13:

(a)           Loan Documents.  The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i)            this Agreement, executed and delivered by a duly authorized officer of the Parent Borrower;

(ii)           [Reserved];

(iii)          the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of CCMGC, the Parent Borrower and each Domestic Subsidiary (other than (i) any Special Purpose Subsidiary, (ii) any Subsidiary of a Foreign Subsidiary, (iii) Navigations Solutions and (iv) Hertz Vehicle Sales Corporation) and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party (other than Hertz Finance Centre plc and Hertz Vehicle Financing LLC);

(iv)          each of the Mortgages, executed and delivered by a duly authorized officer of the Loan Party signatory thereto; and

(v)           the Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto;

provided that clauses (iv) and (v) notwithstanding, to the extent any guarantee or collateral is not provided on the Closing Date, to the extent CCMGC and its Subsidiaries have shall have used commercially reasonable efforts to provide such guarantees and collateral, the provisions of clauses (iv) and (v) shall be deemed to have been satisfied and the Loan Parties shall be required to provide such guarantees and collateral in accordance with the provisions set forth in subsection 7.13.

(b)           Filing of Merger Documents.

(i)            The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence reasonably satisfactory to it that the certificate of merger with respect to the Merger shall have been filed with the applicable filing offices, and that the Merger shall have become effective in accordance with applicable laws; and

(ii)           the Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, a photocopy of each of the documents filed publicly with the applicable filing offices in connection with the Merger.

(c)           Acquisition Agreement. The Acquisition shall have been consummated substantially pursuant to the provisions of the Acquisition Agreement and all material conditions precedent to the consummation of the Acquisition set forth in such Acquisition Agreement shall have been satisfied or waived with the prior approval of the Committed Lenders (such approval not to be unreasonably withheld or delayed). The Acquisition Agreement, the structure and terms of the Acquisition and the documentation for each component of the Acquisition shall be reasonably satisfactory in form and substance to the Committed Lenders, and such documentation and those agreements under which the Seller and its affiliates have agreed to purchase, or cause the repurchase of, vehicles manufactured by them from the Parent Borrower or its subsidiaries shall not have been amended, supplemented or otherwise changed in a manner materially adverse to the Lenders without the consent of the Committed Lenders (such consent not to be unreasonably withheld or delayed). It is expressly acknowledged that (i) the terms and conditions of the form of the Acquisition Agreement and all exhibits and schedules thereto and any such repurchase agreement provided to the Committed Lenders, in each case as in existence on the date hereof and (ii) the structure and terms of the Acquisition specified therein, are so satisfactory.

(d)           Transactions.

(i)            (A)  The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that the Parent Borrower shall have (i) consummated the transactions contemplated by the Notes Offering Documents and (ii) received gross cash proceeds from the issuance of New Notes in an aggregate amount of $2,800,000,000 and (B) the Parent Borrower shall have delivered to the trustee pursuant to the New Notes Indentures governing subordinated indebtedness of the Parent Borrower a writing (a copy of which shall be furnished to the Administrative Agent and be in form and substance reasonably satisfactory to it) to the effect that the holders of senior indebtedness pursuant to this Agreement are being designated in writing by the Parent Borrower to such trustee as Senior Indebtedness the holders of which shall be required to consent to any amendment to Article XIV and Article XV, or the definitions related thereto, in the applicable New Notes that adversely affects the rights of the holders of Senior Indebtedness then outstanding (which designation in writing shall meet the applicable requirements contained in Section 902 of the applicable New Notes Indenture and (C) the Administrative Agent, on behalf of the Lenders, shall have received an Officer’s Certificate (as defined in the applicable New Notes), in form and substance reasonably satisfactory to the Administrative Agent, to the effect that the Incurrence of Indebtedness (each as defined in the applicable New Notes Indenture) on the Closing Date pursuant to this Agreement does not (and that the incurrence of the entire committed amount hereunder on the Closing Date would not) violate the covenant contained in Section 407 of the applicable New Notes Indenture , and a copy of such certificate shall be delivered to the trustee of the applicable New Notes.

(ii)           The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that the Parent Borrower shall have obtained the ABL Facility.

(iii)          The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that the Parent Borrower or its Subsidiaries or Affiliates shall have (i) consummated the U.S. Securitization and (ii) received gross cash proceeds from the issuance of securities thereunder in an aggregate amount of $4,267,629,130.

(iv)          The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that one or more of the Foreign Subsidiaries and/or other Affiliates of the Parent Borrower shall have (i) consummated the Foreign Fleet Bridge Financing and (ii) received gross cash proceeds from loans or the issuance of securities thereunder in an aggregate amount of $1,780,639,366.

(v)           The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that the Parent Borrower shall have consummated the Tender Offers that expire on or prior to the Closing Date.

(vi)          The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence in form and substance reasonably satisfactory to it that the Parent Borrower has caused its Subsidiaries to make the intercompany loans, repayments and transfers specified on Schedule 6.1(d) (the “Intercompany Transactions”).

(vii)         On the Closing Date, the Administrative Agent shall have received true and correct copies of the New Notes Indentures, the ABL Facility Documents, the Special Purpose Financing Documents relating to the U.S. Securitization and all Intercompany Transaction Documents, certified as such by an appropriate officer of CCMGC.

(e)           Reserved.

(f)            Outstanding Indebtedness and Preferred Equity; No Defaults. After giving effect to the consummation of the Acquisition, Holdings and its subsidiaries shall have no outstanding preferred equity or Indebtedness held by third parties, except for indebtedness incurred pursuant to the Debt Financing and any Assumed Indebtedness, and all capital stock of the Parent Borrower shall be directly or indirectly owned by CCMGC free and clear of liens (other than those securing the obligations arising under the Loan Documents, the ABL Facility Documents and those arising by operation of law). All material terms and conditions of any Unscheduled Assumed Indebtedness shall be reasonably satisfactory to the Committed Lenders. Any other existing Indebtedness, other than any such Unscheduled Assumed Indebtedness, shall have been repaid, defeased or otherwise discharged substantially concurrently with or prior to the satisfaction of the other conditions precedent set forth in this subsection 6.1.

(g)           Financial Information. The Committed Lenders shall have received (i) audited financial statements of the Parent Borrower for the three fiscal years ended December 31, 2004 certified by the Parent Borrower’s independent registered public accountants, (ii) unaudited financial statements for the Parent Borrower for the most recent interim quarter for which financial statements are available (but in no event for a period ended less than 45 days prior to the Closing Date), (iii) unaudited financial statements for the Parent Borrower for each of the most recent months for which financial statements are available after the period for which financial statements are delivered pursuant to clause (ii), (iv)  annual projections of the operating budget and cash flow budget (including related consolidated balance sheets, income statements and statements of cash flows) of the Parent Borrower and its Subsidiaries covering the period from the Closing Date through the fiscal year ended December 31, 2012 and (v) a pro forma consolidated balance sheet of the Parent Borrower as of the date of the most recent consolidated balance sheet delivered pursuant to clause (ii) and a pro forma statement of operations for the most recent fiscal year, interim period and 12-month period ending on the last day of such interim period, in each case adjusted to give effect to the Transactions, the other transactions related thereto and any other transactions that would be required to be given pro forma effect by Regulation S-X for a Form S-1 Registration Statement under the Securities Act of 1933, as amended, and such other adjustments as shall be agreed between the Parent Borrower and the Committed Lenders.

(h)           Governmental Approvals and/or Consents. The applicable waiting periods specified under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated by the Acquisition Agreement shall have lapsed or been terminated and all other consents or approvals under the Competition Act (Canada) from the Canadian Bureau of Competition, the European Commission or any competent antitrust or competition authority of any member state of the European Union, any required approval of any Australian antitrust or competition governmental authority, any of the antitrust or competition governmental authorities of any other jurisdiction in which the Parent Borrower and its Subsidiaries owns a material amount of assets, governmental authorities in Ireland and Bermuda with respect to Irish and Bermuda insurance laws (it being understood that approvals of the Irish and Bermuda insurance authorities shall only be conditions if the Closing Date is on or prior to February 15, 2006) and all other consents and approvals from any other governmental authority required to consummate the transactions contemplated by the Acquisition Agreement, the failure of which to obtain would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Parent Borrower and its Subsidiaries, taken as a whole, shall have been obtained. At the Closing Date, there shall be no injunction, re-straining order or decree of any nature of any Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by the Acquisition Agreement. All loans to the Parent Borrower (and all guarantees thereof and security therefor), as well as the Acquisition and the consummation thereof, shall be in substantial compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board (the “Margin Regulations”). The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower stating that all other consents, authorizations, notices and filings referred to in Schedule 5.4 are in full force and effect or have the status described therein, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

(i)            Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which have been filed with respect to personal property of CCMGC, the Parent Borrower and their respective Subsidiaries in any of the jurisdictions set forth in Schedule 6.1(i), and the results of such search shall not reveal any liens other than liens permitted by subsection 8.3.

(j)            Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)            the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of CCMGC, the Parent Borrower and the other Loan Parties, substantially in the form of Exhibit D-1;

(ii)           the executed legal opinion of Richards, Layton & Finger PA, special Delaware counsel to each of CCMGC, the Parent Borrower and certain other Loan Parties, substantially in the form of Exhibit D-2;

(iii)          the executed legal opinion of Harold Rolfe, general counsel to the Parent Borrower, substantially in the form of Exhibit D-3; and

(iv)          the executed legal opinions of special local counsel in the jurisdictions set forth in Schedule 6.1(j) with respect to collateral security matters in connection with the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent.

(k)           Closing Certificate. The Administrative Agent shall have received a certificate from each Loan Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments.

(l)            Perfected Liens. The Collateral Agent shall have obtained a valid security interest in the Collateral (with the priority contemplated in the applicable Security Documents); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; provided that with respect to any such collateral the security interest in which may not be perfected by filing of a UCC financing statement or by making a filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, if perfection of the Collateral Agent’s security interest in such collateral may not be accomplished on or before the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder.

(m)          Pledged Stock; Stock Powers; Pledged Notes; Endorsements; Initial Transaction Statements. The Collateral Agent shall have received:

(i)            the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)           the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(n)           Title Insurance Policy. The Collateral Agent shall have received in respect of each of the Insured Fee Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date. Each such policy shall (i) be in the amount set forth with respect to such policy in Part I of Schedule 6.1(n); (ii) insure that the Mortgage insured thereby creates a valid first Lien on the Mortgaged Property encumbered thereby free and clear of all defects and encumbrances, except those permitted by subsections 7.10 and 8.3 and such as may be approved by the Collateral Agent; (iii) name the Collateral Agent for the benefit of the Lenders as the insured thereunder; (iv) be in the form of an ALTA Loan Policy; (v) contain such endorsements and affirmative coverage as were contained in the ALTA Loan Policy listed with respect to such policy in Part II of Schedule 6.1(n); and (vi) be issued by First American Title Insurance Company or any other title companies reasonably satisfactory to the Collateral Agent (with any other reasonably satisfactory title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent). The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made. The Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this subsection and a copy, certified by such parties as the Collateral Agent may deem reasonably appropriate, of all other documents affecting the property covered by each Mortgage as shall have been reasonably requested by the Collateral Agent.

(o)           Fees. The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Parent Borrower to them on or prior to the Closing Date, including the fees referred to in subsection 4.5.

(p)           [Reserved].

(q)           Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

(r)            Incumbency Certificates of the Loan Parties. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(s)           Governing Documents. The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

(t)            Insurance. Holdings shall have used reasonable best efforts to ensure that the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of subsection 7.5 of this Agreement and subsection 5.2.2 of the U.S. Guarantee and Collateral Agreement shall have been satisfied. Holdings shall have used reasonable best efforts to cause the Administrative Agent and the other Secured Parties to have been named as additional insureds with respect to liability policies and the Collateral Agent to have been named as loss payee with respect to the casualty insurance maintained by the Parent Borrower and the Subsidiary Guarantors.

(u)           No Material Adverse Effect. Except as set forth in Schedule 2.1(h)(i) to the Acquisition Agreement as in existence as of September 12, 2005, no fact, event, change or circumstances shall have occurred since June 30, 2005 that has had or would be reasonably likely to have a Material Adverse Effect. Only as used in this subsection 6.1(u), “Material Adverse Effect” shall mean any fact, event, change, circumstance or effect that is materially adverse to the business, condition (financial or otherwise) or results of operations of the Parent Borrower and its Subsidiaries, taken as a whole, or would materially impair the ability of the Seller or any company that is part of the Parent Borrower and its Subsidiaries to consummate the transactions contemplated by the Acquisition Agreement, other than any fact, event, change, circumstance or effect resulting from (A) general changes or developments (other than those resulting from acts of terrorism, war or armed hostilities) in the industries in which the Parent Borrower and its Subsidiaries operate or in the general economy, financial, banking, currency or capital markets, (B) normal seasonal changes in the results of operations of the Parent Borrower and its Subsidiaries, (C) the solicitation of offers to enter into the Acquisition Agreement, the negotiation of the terms of and entering into of the Acquisition Agreement, the announcement of the Acquisition Agreement and the consummation of the transactions contemplated thereby or any action taken at the request of Holdings, (D) changes in accounting requirements or principles or any changes in applicable laws or interpretations thereof, or (E) any failure in and of itself by the Parent Borrower and its Subsidiaries to meet any estimates of revenues or earnings or other financial performance for any period (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect), except, in the case of the foregoing clause (A), to the extent such changes referred to therein have a disproportionate adverse effect on the Parent Borrower and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Parent Borrower and its Subsidiaries operate; provided that for purposes of the definition of “Material Adverse Effect”, the industries in which the Parent Borrower and its Subsidiaries operate shall be deemed to be the vehicle rental industry and the construction, industrial and materials handling equipment rental industry.

(v)           Reserved.

(w)          Flood Insurance. With respect to any of the Mortgaged Properties which is located in an area identified by the Secretary of Housing and Urban Development as having special flood hazards, if the Administrative Agent shall have delivered notice(s) to the relevant Loan Party as required pursuant to Section 208.8(e)(3) of Regulation H of the Board, such Loan Party shall have delivered an acknowledgment to the Administrative Agent.

(x)            Absence of Defaults. There shall not exist (pro forma for the Acquisition and the financing thereof) any Default or Event of Default; provided that any Default or Event of Default resulting from (x) the failure to provide any guarantee or collateral on the Closing Date after the use of commercially reasonable efforts by Holdings or any of its Subsidiaries to do so or (y) any breach of any representation or warranty made by any Loan Party pursuant to any Loan Document, other than (A) to the extent such breach also constitutes a breach of a representation or warranty in the Acquisition Agreement that would result in Holdings or any of its Affiliates having a right to terminate its obligations thereunder or (B) any breach of the representations and warranties set forth in subsections 5.4, 5.12, 5.15 and 5.22, shall in each case not constitute a default or event of default for purposes of this clause (x).

(y)           Indenture Amendments. Holdings and/or one or more of its subsidiaries shall have (i) effected Indenture Amendments with respect to the securities the subject of the Tender Offers, and (ii) assumed or continued to be obligated in respect of Rollover Indebtedness consisting of Tender Indebtedness.

(z)            Solvency. The Administrative Agent shall have received a certificate of the chief financial officer of the Parent Borrower certifying the solvency of the Parent Borrower in customary form reasonably satisfactory to the Lead Arrangers.

(aa)         Equity Financing. CCMGC shall have received a portion of the Equity Financing in an amount of not less than $2,200,000,000.

The making of the initial Extensions of Credit by the Lenders hereunder shall (except as set forth in the lead-in to this subsection 6.1) conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2           Conditions to Each Other Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including the initial Extension of Credit and each Swing Line Loan) is subject to the satisfaction or waiver of the following conditions precedent:

(a)           Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date; provided that with respect to the initial

Extension of Credit hereunder, any breach of any such representations or warranties shall not constitute a failure to satisfy the condition set forth in this clause (a) unless (x) such breach also constitutes a breach of a representation or warranty in the Acquisition Agreement that would result in Holdings or any of its Affiliates having a right to terminate its obligations thereunder or (y) such breach is a breach of the representations and warranties set forth in subsections 5.4, 5.12, 5.15 and 5.22.

(b)           No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date; provided that, with respect to the initial Extension of Credit hereunder, any Default or Event of Default resulting from (x) the failure to provide any guarantee or collateral on the Closing Date, to the extent permitted by subsection 6.1(l) or (y) any breach of any representation or warranty made by any Loan Party pursuant to any Loan Document, other than (A) to the extent such breach also constitutes a breach of a representation or warranty in the Acquisition Agreement that would result in Holdings or any of its Affiliates having a right to terminate its obligations thereunder or (B) any breach of the representations and warranties set forth in subsections 5.4, 5.12, 5.15 and 5.22, shall in each case not constitute a Default or Event of Default for purposes of this clause (b), unless in the case of clause (x) above, such failure constitutes a breach of subsection 7.14.

(c)           Borrowing Notice or L/C Request. With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing as required by subsection 2.7 (or such notice shall have been deemed given in accordance with subsection 2.7). With respect to the issuance of any Letter of Credit, the Issuing Lenders shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as the Issuing Lenders may reasonably request.

Each borrowing of Loans by and Letter of Credit issued on behalf of the Parent Borrower hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied.

SECTION 7.  AFFIRMATIVE COVENANTS.

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Delayed Draw Term Loan Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Amounts and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit, the Parent Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

7.1           Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           (x) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Parent Borrower ending on or after December 31, 2005, a copy of the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of the Parent Borrower’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligation under this subsection 7.1(a)(x) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit); and (y) to the extent and within the time periods required under the terms of the Foreign Fleet Financing, audited annual consolidated financial statements of Hertz International Ltd. and its Subsidiaries meeting the requirements specified with respect thereto in the applicable Foreign Fleet Financing Documents;

(b)           (x) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligations under this subsection 7.1(b)(x) with respect to such quarter) and (y) to the extent and within the time periods required under the terms of the Foreign Fleet Financing, audited quarterly consolidated financial statements of Hertz International Ltd. and its Subsidiaries meeting the requirements specified with respect thereto in the applicable Foreign Fleet Financing Documents;

(c)           as soon as available, but in any event not later than the fifth Business Day after the 30th day following the end of each month, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such month (other than any month that is the last month of a fiscal quarter) and the related unaudited income statement of the Parent Borrower and its consolidated Subsidiaries for such month, setting forth in each case, in comparative form the figures for and as of the end of the corresponding month during the previous year; and

(d)           all such financial statements delivered pursuant to subsection 7.1(a)(x) or (b)(x) to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b)(x) shall be certified by a Responsible Officer of the Parent Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b)(x) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 7.1(b)(x), for the absence of certain notes).

7.2           Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           concurrently with the delivery of the financial statements referred to in subsection 7.1(a)(x), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines);

(b)           concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a)(x) and (b)(x), a certificate signed by a Responsible Officer of each of CCMGC and the Parent Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, each of CCMGC, the Parent Borrower and their respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine (A) compliance with all covenants set forth in subsection 8.1 (in the case of a certificate furnished with the financial statements referred to in subsections 7.1(a)(x) and (b)(x)), and (B) compliance with the covenant set forth in subsection 8.8 (in the case of a certificate furnished with the financial statements referred to in subsection 7.1(a)(x));

(c)           as soon as available, but in any event not later than the fifth Business Day following the 120th day after the beginning of fiscal year 2006 of the Parent Borrower, and the 90th day after the beginning of each fiscal year of the Parent Borrower thereafter, a copy of the annual business plan by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower and its Subsidiaries and including segment information consistent with customary past practices of the Parent Borrower, such practices subject to such adjustments as are reasonable in the good faith determination of the Parent Borrower, each such business plan to be accompanied by a certificate of a Responsible Officer of the Parent Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(d)           within five Business Days after the same are sent, copies of all financial statements and reports which CCMGC or the Parent Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which CCMGC, the Parent Borrower, HERC or Hertz International, Ltd.

may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(e)           within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which CCMGC, the Parent Borrower, HERC or Hertz International, Ltd. may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f)            promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request.

7.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of CCMGC or any of its Subsidiaries, as the case may be.

7.4           Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as conducted by the Parent Borrower and its Subsidiaries on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.5, provided that the Parent Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5           Maintenance of Property; Insurance.

(a)           Keep all property useful and necessary in the business of the Parent Borrower and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Parent Borrower and its Subsidiaries and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times the Administrative Agent and the other Secured Parties shall be named as additional insureds with respect to liability policies and the Collateral Agent shall be named as loss payee with respect to the casualty insurance maintained by the Parent Borrower and Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any casualty insurance maintained by the Parent Borrower or its Subsidiaries, the disposition of such amounts to be subject to the provisions of subsection 4.4(b), and, unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Parent Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b)           With respect to each property of the Parent Borrower and its Subsidiaries subject to a Mortgage:

(i)            [Reserved].

(ii)           If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Parent Borrower shall maintain or cause to be maintained, floor insurance to the extent required by law.

(iii)          The Parent Borrower and each of its applicable Subsidiaries promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent Borrower shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this subsection 7.5.

(iv)          If the Parent Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Parent Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Parent Borrower or any Subsidiary had insured such property, and pay the premium or premiums therefore, and the Parent Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(v)           If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $5,000,000, the Parent Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in Subsection 7.5(a).

7.6           Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Subsidiaries with officers and employees of the Parent Borrower and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.

7.7           Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)           as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;

(b)           as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation (including with respect to lease obligations in connection with Special Purpose Financings) of the Parent Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)           as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, the occurrence of any default or event of default under any of the Indentures;

(d)           as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any litigation or proceeding affecting CCMGC or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)           the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower or any of its Subsidiaries knows or reasonably should know thereof:  (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Borrower or its Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, could be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

(f)            Reserved; and

(g)           as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, (i) any release or discharge by the Parent Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8           Environmental Laws.  (a)  (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Subsidiaries. For purposes of this subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)           Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect.

(c)           Maintain, update as appropriate, and implement in all material respects an ongoing program reasonably designed to ensure that all the properties and operations of the Parent Borrower and its Subsidiaries are periodically reasonably reviewed by competent personnel to identify and promote compliance with and to reasonably and prudently manage any material Environmental Costs that would reasonably be expected to affect the Parent Borrower or any of its Subsidiaries, including compliance and liabilities relating to:  discharges to air and water; acquisition, transportation, storage and use of hazardous materials; waste disposal; species protection; and recordkeeping required under Environmental Laws. For the purposes of this subsection 7.8(c), the failure to maintain an environmental program shall not constitute an Event of Default (i) unless it would reasonably be expected to result in a Material Adverse Effect or (ii) if within 90 days of receipt of a reasonable request from the Administrative Agent, the Parent Borrower and its Subsidiaries have taken reasonable and diligent steps to implement and maintain such a program in compliance with this subsection.

7.9           After-Acquired Real Property and Fixtures.  (a)  With respect to any owned real property or fixtures, in each case with a purchase price or a fair market value at the time of acquisition of at least $2,000,000, in which any Loan Party acquires ownership rights at any time after the Closing Date, promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent Borrower, any of its Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this subsection 7.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by subsection 8.2(g) or (h), in whole or in part through the incurrence of Indebtedness permitted by subsection 8.2(g) or (h), until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 8.2(g) or (h)) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this subsection, the Parent Borrower or such Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)           With respect to any Domestic Subsidiary (other than a Special Purpose Subsidiary or a Subsidiary of a Foreign Subsidiary) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than Special Purpose Subsidiaries or any Subsidiary of a Foreign Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Lenders such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent corporation of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c)           (x) With respect to any Foreign Subsidiary created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than Special Purpose Subsidiaries or any Subsidiary of a Foreign Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or a Domestic Subsidiary (other than a Special Purpose Subsidiary or a Subsidiary of a Foreign Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary that it believes is or is likely to become material to the Parent Borrower and its Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is owned by the Parent Borrower or any of its Domestic Subsidiaries (other than a Special Purpose Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent corporation of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein.

(d)           If, during the final ten days of any fiscal quarter, the average net book value of Rental Car Vehicles (other than Hawaiian Vehicles) of the Parent Borrower and the other Loan Parties that do not constitute Collateral and have not been pledged as security in respect of any other Indebtedness or obligations of the Parent Borrower or any of its Subsidiaries is equal to or greater than $100,000,000, then the Parent Borrower shall, or shall cause its applicable Subsidiaries to, take all actions, to the extent such actions may be taken without incurring undue burden or expense (including any inability to include Rental Car Vehicles in manufacturer buy-back programs, after using commercially reasonable efforts to do so), to ensure that, beginning within 60 days of the end of such fiscal quarter, all newly-acquired Rental Car Vehicles (other than Hawaiian Vehicles) of the Parent Borrower and the other Loan Parties that have not been pledged (or acquired in contemplation of being pledged) as security in respect of any other Indebtedness of the Parent Borrower or any of its Subsidiaries are acquired by a Subsidiary of the Parent Borrower that meets the requirements set forth in clause (a) of the definition of “Special Purpose Subsidiary” and is a Loan Party (it being understood that no further action to perfect such Lien shall be required).

(e)           At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(f)            Notwithstanding anything to contrary in this Agreement, nothing in this subsection 7.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10         Interest Rate Protection.  No later than 90 days following the Closing Date, enter into Interest Rate Protection Agreements, which, together with the fixed interest rates then applicable to the Consolidated Funded Indebtedness of Holdings and its Subsidiaries, shall provide interest rate protection in respect of at least 50% of the Consolidated Funded Indebtedness of Holdings and its Subsidiaries. Such Interest Rate Protection Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, and for a term of two years or longer if determined by the Parent Borrower.

7.11         Surveys.  Within a reasonable period following the Closing Date, with respect to those Insured Fee Properties (set forth on Schedule 7.11) for which the title policies delivered pursuant to subsection 6.1(n) contain the standard “survey exception”, obtain surveys in such form as is sufficient to obtain from the respective title companies endorsements which have the effect of deleting such exceptions.

7.12         [Reserved].

7.13         Consummation of Transactions.  The Parent Borrower hereby agrees to cause the consummation of each of the Acquisition, the Merger, the Equity Financing, the initial funding under the ABL Facility financing, the initial funding under the U.S. Securitization and the initial funding under the Foreign Fleet Bridge Financing to occur on the Closing Date, substantially concurrently with the satisfaction of the conditions precedent set forth in subsection 6.1.

7.14         Post-Closing Security Perfection.  The Parent Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and guarantees described in subsection 6.1(a) that are not so provided on the Closing Date and to satisfy each other condition precedent that was not actually satisfied, but rather “deemed” satisfied on the Closing Date pursuant to the provisions set forth in subsection 6.1, and in any event to provide such perfected security interests and guarantees and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.14, as such time periods may be extended by the Administrative Agent, in its sole discretion.

SECTION 8. NEGATIVE COVENANTS.  The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Delayed Draw Term Loan Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Amounts and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit, the Parent Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1           Financial Condition Covenants.

(a)           Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower ending during any period set forth below to exceed the ratio set forth below opposite such period below:

Fiscal Quarter Ending	Consolidated Leverage Ratio

September 30, 2006	6.25x
December 31, 2006	6.25x
March 31, 2007	5.75x
June 30, 2007	5.75x
September 30, 2007	5.75x
December 31, 2007	5.75x
March 31, 2008	5.25x
June 30, 2008	5.25x
September 30, 2008	5.25x

December 31, 2008	5.25x
March 31, 2009	5.00x
June 30, 2009	5.00x
September 30, 2009	5.00x
December 31, 2009	5.00x
March 31, 2010	4.75x
June 30, 2010	4.75x
September 30, 2010	4.75x
December 31, 2010	4.75x
March 31, 2011	4.75x
June 30, 2011	4.75x
September 30, 2011	4.75x
December 31, 2011	4.75x
March 31, 2012	4.75x
June 30, 2012	4.75x
September 30, 2012	4.75x

Notwithstanding anything to the contrary contained in the table set forth above, at any time from April 1 to and including the last day of the third quarter of each fiscal year, the Consolidated Leverage Ratio as otherwise set forth in the table above for the applicable period shall be adjusted by increasing the ratio by 0.50.

(b)           Consolidated Interest Expense Ratio. Permit, for any period of four consecutive fiscal quarters of the Parent Borrower ending during any period set forth below, the Consolidated Interest Expense Ratio as at the last day of such period of four consecutive fiscal quarters to be less than the ratio set forth opposite such period below:

Period	Consolidated Interest Expense Ratio
September 30, 2006	1.50x
December 31, 2006	1.50x
March 31, 2007	1.75x
June 30, 2007	1.75x
September 30, 2007	1.75x
December 31, 2007	1.75x
March 31, 2008	2.00x
June 30, 2008	2.00x
September 30, 2008	2.00x
December 31, 2008	2.00x
March 31, 2009	2.25x
June 30, 2009	2.25x
September 30, 2009	2.25x
December 31, 2009	2.25x
March 31, 2010	2.25x
June 30, 2010	2.25x
September 30, 2010	2.25x
December 31, 2010	2.25x

March 31, 2011	2.25x
June 30, 2011	2.25x
September 30, 2011	2.25x
December 31, 2011	2.25x
March 31, 2012	2.25x
June 30, 2012	2.25x
September 30, 2012	2.25x

Notwithstanding anything to the contrary contained in the table set forth above, at any time from April 1 to and including the last day of the third quarter of each fiscal year, the Consolidated Interest Expense Ratio as otherwise set forth in the table above for the applicable period shall be adjusted by decreasing the ratio by 0.25.

8.2           Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:

(a)           Indebtedness of the Parent Borrower incurred pursuant to this Agreement and the other Loan Documents;

(b)           Indebtedness evidenced by the Dollar Senior Notes and Senior Subordinated Notes; provided that (x) the aggregate principal amount of Indebtedness evidenced by Dollar Senior Notes and Senior Subordinated Notes at any time outstanding pursuant to this clause (b)(i) shall not exceed $2,400,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay-in-kind notes) less any repayments of principal of Indebtedness theretofore outstanding pursuant to this clause (b)(i) and (y) the aggregate amount of senior (as opposed to senior subordinated) Indebtedness outstanding at any time pursuant to this clause (b)(i) shall not exceed $1,800,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay-in-kind notes) less the amount of any reductions pursuant to clause (x) of this proviso as a result of repayments of theretofore outstanding senior Indebtedness as described in preceding clause (x) of this proviso, and (ii) Indebtedness evidenced by the Euro Senior Notes; provided that the aggregate principal amount of Indebtedness evidenced by Dollar Senior Notes and Senior Subordinated Notes at any time outstanding pursuant to this clause (b)(i) shall not exceed €225,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay-in-kind notes) less any repayments of principal of Indebtedness theretofore outstanding pursuant to this clause (b)(ii); in each case provided that the foregoing New Notes shall not be extended, renewed, replaced, refinanced or otherwise amended, except as permitted by subsection 8.14;

(c)           Assumed Indebtedness;

(d)           Indebtedness incurred pursuant to the ABL Facility Documents, including any extension, refinancing, refunding, replacement or renewal thereof; provided that the aggregate principal amount of Indebtedness at any time outstanding pursuant to this clause (d) shall not exceed $1,800,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay-in-kind notes);

(e)           Indebtedness (i) (A) of any Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise incurred in connection with, a Financing Disposition or (B) otherwise incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Parent Borrower or any Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Parent Borrower or any Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness is permitted by one or more of the other provisions of this subsection 8.2 (including clause (ii) below of this subsection 8.2(e), in which case, if such Indebtedness is to be permitted by subclause (c) thereof, such Indebtedness shall be deemed to have been incurred on the date on which such Indebtedness shall have become recourse to the Parent Borrower or such Subsidiary) for so long as such Indebtedness shall be so recourse and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), such Indebtedness shall be permitted under this clause (i); (ii) of the Parent Borrower or any of its Domestic Subsidiaries directly or indirectly incurred to finance or refinance the acquisition of, or secured by, Vehicles and/or other Equipment and/or related rights and/or assets, so long as (A) such Indebtedness is directly or indirectly incurred to finance or refinance the acquisition of, or secured by, Hawaiian Vehicles (“Hawaiian Vehicle Indebtedness”), (B) the aggregate principal amount of such Indebtedness (other than Hawaiian Vehicle Indebtedness) does not, at any time exceed $750,000,000 outstanding or (C) on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the amount of all secured Indebtedness of the Parent Borrower and its Subsidiaries (other than (i) Indebtedness incurred by Special Purpose Subsidiaries and (ii) Hawaiian Vehicle Indebtedness) then outstanding does not exceed an amount equal to the product of (x) 2.75 and (y) EBITDA for the Reference Period most recently ended for which consolidated financial statements of the Parent Borrower and its Subsidiaries have been required to be delivered pursuant to subsection 7.1(a) or 7.1(b);

(f)            Indebtedness of the Parent Borrower or any Subsidiary to the Parent Borrower or any other Subsidiary;

(g)           Indebtedness of the Parent Borrower and any of its Subsidiaries (other than Special Purpose Subsidiaries) incurred to finance or refinance the acquisition, leasing, construction or improvement of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, in an aggregate principal amount not exceeding in the aggregate as to the Parent Borrower and its Subsidiaries $150,000,000 at any one time outstanding, provided that such amount shall be increased by an amount equal to $25,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased;

(h)           (x) unsecured Indebtedness of the Parent Borrower and any of its Subsidiaries incurred to finance or refinance the purchase price of, or (y) Indebtedness of the Parent Borrower and any of its Subsidiaries assumed in connection with, any acquisition permitted by subsection 8.10; provided that (i) in the case of clause (x), such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such acquisition or in connection with a refinancing thereof, (ii) if such Indebtedness is owed to a Person, other than the Person from whom such acquisition is made or any Affiliate thereof, such Indebtedness shall have terms and conditions reasonably satisfactory to the Administrative Agent and shall not exceed 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $75,000,000, such greater percentage as shall be reasonably satisfactory to the Required Lenders), (iii) if such Indebtedness is being assumed under this clause (h), such Indebtedness shall not have been incurred by any party in contemplation of the acquisition permitted by subsection 8.10 and (iv) immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing;

(i)            to the extent that any Indebtedness may be incurred or arise thereunder, Indebtedness of the Parent Borrower and its Subsidiaries under Interest Rate Protection Agreements and under Permitted Hedging Arrangements;

(j)            other Indebtedness outstanding or incurred under facilities in existence on the Closing Date and listed on Schedule 8.2(j), and any refinancings, replacements, refundings, renewals or extensions thereof on financial and other terms, in the reasonable judgment of the Parent Borrower, no more onerous to the Parent Borrower or any of its Subsidiaries in the aggregate than the financial and other terms of such Indebtedness, provided that the amount of such Indebtedness is not increased at the time of such refinancing, replacements, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension;

(k)           to the extent that any Guarantee Obligation or other obligation permitted under subsection 8.4 constitutes Indebtedness, such Indebtedness;

(l)            Indebtedness of Foreign Subsidiaries of the Parent Borrower not exceeding, as to all such Foreign Subsidiaries, in aggregate principal amount at any time outstanding an amount equal to $50,000,000;

(m)          Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business;

(n)           Indebtedness of the Parent Borrower or any of its Subsidiaries in respect of Sale and Leaseback Transactions permitted under subsection 8.12;

(o)           Indebtedness of the Parent Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(p)           Indebtedness of any Foreign Subsidiary of the Parent Borrower fully supported on the date of the incurrence thereof by a Foreign Backstop Letter of Credit;

(q)           Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(r)            Indebtedness in respect of Financing Leases which have been funded solely by Investments of the Parent Borrower and its Subsidiaries permitted by subsection 8.9(l);

(s)           Indebtedness not otherwise permitted by the preceding clauses of this subsection 8.2 not exceeding $250,000,000 in aggregate principal amount at any one time outstanding;

(t)            Indebtedness which represents an extension, refinancing, refunding, replacement or renewal of any of the Indebtedness described in clauses (c) and (h) hereof; provided that, (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are limited to all or part of the same property (including, if required by the documentation evidencing such Indebtedness being extended, refinanced, replaced or renewed, after-acquired property of the same type) that secured the Indebtedness being refinanced; provided that the total value of the collateral securing such Indebtedness incurred under this subsection 8.2(t) immediately following such incurrence shall not be materially greater than the value of the collateral securing the Indebtedness being extended, refinanced, replaced or renewed immediately prior to such extension, refinancing, replacement or renewal, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed and (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the obligations of the Parent Borrower hereunder and under the other Loan Documents, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness;

(u)           cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case arising under standard business terms of any bank at which the Parent Borrower or Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(v)           Indebtedness of any Foreign Subsidiary of the Parent Borrower (other than any Loan Party), in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) the greater of (x) $2,900,000,000 and (y) an amount equal to the Foreign Borrowing Base less the aggregate principal amount of Indebtedness incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (e)(i) of this subsection 8.2 plus (B) in the case of any refinancing of any Indebtedness incurred under this clause (v), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing (such Indebtedness, “Foreign Fleet Financing”); and

(w)          Indebtedness evidenced by the Additional Senior Notes.

For purposes of determining compliance with this subsection 8.2 and subsection 8.3(t)(iii), the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of Delayed Draw Term Loan Commitments and revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of Delayed Draw Term Loan Commitments and revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

8.3           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (Liens described below are herein referred to as “Permitted Liens”; provided, however, that no reference to a Permitted Lien herein, including any statement or provision as to the acceptability of any Permitted Lien, shall in any way constitute or be construed so as to postpone or subordinate any Liens or other rights of the Agents, the Lenders or any of them hereunder or arising under any other Loan Document in favor of such Permitted Lien):

(a)           Liens for taxes, assessments and similar charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and relating to obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

(c)           Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

(d)           pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(e)           Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(f)            Liens to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole;

(h)           Liens securing or consisting of (i) Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(g) incurred to finance the acquisition, leasing, construction or improvement of fixed or capital assets or (ii) Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(h) assumed in connection with any acquisition permitted by subsection 8.10, provided that (i) such Liens shall not be created in contemplation of the acquisition permitted by subsection 8.10 and shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness, and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and, in the case of Indebtedness assumed in connection with any such acquisition, the total value of the collateral constituting such Liens immediately following such acquisition shall not be materially greater than the value of the collateral constituting such Liens immediately prior to such acquisition;

(i)            Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or any of its Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent Borrower or such Subsidiary other than the assets or property being acquired;

(j)            Liens (i) in existence on the Closing Date and listed in Schedule 8.3(j) and other Liens securing Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(j), provided that no such Lien securing Indebtedness incurred pursuant to subsection 8.2(j) is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased except as permitted by subsection 8.2(j) or (ii) not otherwise permitted hereunder, all of which Liens permitted pursuant to this subsection 8.3(j)(ii) secure obligations not exceeding $50,000,000 in aggregate amount at any time outstanding;

(k)           Liens securing Guarantee Obligations permitted under subsection 8.4(f) not exceeding (as to the Parent Borrower and all of its Subsidiaries) $7,500,000 in aggregate amount at any time outstanding;

(l)            Liens created pursuant to the Security Documents (including the Euro MTN Lien);

(m)          any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Parent Borrower or any of its Subsidiaries to comply with subsection 7.9(b) or (c);

(n)           Liens on property subject to Sale and Leaseback Transactions permitted under subsection 8.12 and general intangibles related thereto;

(o)           Liens on property of any Foreign Subsidiary of the Parent Borrower securing Indebtedness of such Subsidiary permitted by subsection 8.2(l);

(p)           Liens on Intellectual Property; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such Intellectual Property or such foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes, as the case may be;

(q)           Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights;

(r)            Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under subsection 8.2 or Guarantee Obligations of the applicable Subsidiary permitted under subsection 8.4

(s)           Liens securing or consisting of Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(d) and any refinancings, extensions and replacements thereof otherwise permitted under this Agreement; provided that (i) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Security Document to secure the “Secured Obligations” as defined in the Guarantee and Collateral Agreement and (ii) all such Liens shall be subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement; and

(t)            (i) Liens securing Indebtedness permitted by subsection 8.2(e) to the extent secured by Vehicles and/or Equipment and/or related rights and/or assets (other than real property, trademarks and patents owned by any Loan Party and constituting Term Priority Collateral); (ii) Liens securing Indebtedness permitted by subsection 8.2(v), to the extent such Liens are limited to property or assets of one or more Foreign

Subsidiaries (other than any Loan Parties); and (iii) Liens securing Guarantee Obligations in respect of Indebtedness permitted by subsection 8.2(v) of (A) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto and/or (B) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil, provided that (A) the principal amount of such Indebtedness so guaranteed shall not exceed $52,000,000 and (B) such Liens are limited to Liens on the Collateral securing the Indebtedness provided hereunder.

8.4           Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a)           Guarantee Obligations in existence on the Closing Date and listed in Schedule 8.4(a), and any refinancings, refundings, extensions or renewals thereof, provided that the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension or renewal except to the extent that the amount of Indebtedness in respect of such Guarantee Obligations is permitted to be increased by subsection 8.2(c) or 8.2(j);

(b)           Guarantee Obligations in connection with up to an aggregate principal amount of $20,000,000 of Indebtedness outstanding at any time incurred by any Management Investors in connection with any Management Subscription Agreements or other purchases by them or Capital Stock of any Parent Entity (so long as such Parent Entity applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, CCMGC or applies such proceeds to pay Parent Entity Expenses) or CCMGC, and any refinancings, refundings, extensions or renewals thereof; provided that such amount shall be reduced by the aggregate then outstanding principal amount of loans and advances permitted by subsection 8.9(n);

(c)           Guarantee Obligations for performance, bid, appeal, judgment, replevin and similar bonds and suretyship arrangements, all in the ordinary course of business;

(d)           Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by subsection 8.11(iv) or similar agreements by the Parent Borrower;

(e)           reimbursement obligations in respect of the Letters of Credit or any other letters of credit permitted under subsection 8.2;

(f)            Guarantee Obligations in respect of third-party loans and advances to officers or employees of the Parent Borrower or any of its Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business, or (iii) for other purposes in an aggregate amount (as to CCMGC and all of its Subsidiaries), together with the aggregate amount of all Investments permitted under subsection 8.9(e)(iv), of up to $7,500,000 outstanding at any time;

(g)           obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(h)           obligations of the Parent Borrower and its Subsidiaries under any Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

(i)            Guarantee Obligations incurred in connection with acquisitions permitted under subsection 8.10, provided that if any such Guarantee Obligation inures to the benefit of any Person other than the Person from whom such acquisition is made or any Affiliate thereof, such Guarantee Obligation shall not exceed, with respect to any such acquisition, 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with any such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $75,000,000, such greater percentage shall be reasonably satisfactory to the Required Lenders);

(j)            guarantees made by the Parent Borrower or any of its Subsidiaries of obligations of the Parent Borrower or any of its Subsidiaries (other than any Indebtedness outstanding pursuant to subsections 8.2(b), (c), (d), (e), (m), (n) and (v)) which obligations are otherwise permitted under this Agreement;

(k)           Guarantee Obligations in connection with sales or other dispositions permitted under subsection 8.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(l)            Guarantee Obligations incurred pursuant to the Guarantee and Collateral Agreement or otherwise in respect of Indebtedness permitted by subsection 8.2(a);

(m)          Guarantee Obligations in respect of Indebtedness permitted pursuant to subsections 8.2(b), (c), (d), (e) and (v), provided that (x) if any such Indebtedness is subordinated in right of payment to the obligations of the Parent Borrower hereunder and under the other Loan Documents, then any corresponding Guarantee Obligations are subordinated to Indebtedness outstanding pursuant to this Agreement and other Loan Documents to substantially the same extent, (y) Guarantee Obligations in respect of Indebtedness permitted pursuant to subsection 8.2 (b) shall be permitted only so long as such Guarantee Obligations are incurred only by Guarantors or the Parent Borrower and (z) Guarantee Obligations in respect of Rollover Indebtedness permitted pursuant to subsection 8.2(c) shall be permitted to the extent no additional guarantors of such Indebtedness are added following the Closing Date;

(n)           (x) accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Subsidiaries in the ordinary course of business, (y) Guarantee Obligations in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Parent Borrower or any Subsidiary, and (z) Guarantee Obligations required (in the good faith determination of the Parent Borrower) in connection with Vehicle Rental Concession Rights; and

(o)           Guarantee Obligations in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or any of its Subsidiaries, and as to all of such Persons does not at any time exceed $20,000,000 in aggregate principal amount; provided that (i) such amount shall be increased by an amount equal to $5,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased and (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate amount of Investments permitted by subsection 8.9(k).

8.5           Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)           any Subsidiary of the Parent Borrower may be merged, consolidated or amalgamated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of the Parent Borrower (provided that the Wholly Owned Subsidiary or Subsidiaries of the Parent Borrower shall be the continuing or surviving entity, and if either such Subsidiary is HERC, HERC shall be the continuing or surviving entity (unless merged into the Parent Borrower);

(b)           any Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Parent Borrower or any Wholly Owned Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof);

(c)           pursuant to the Merger and the Canadian Reorganization; and

(d)           as expressly permitted by subsection 8.6.

8.6           Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer, license, abandon or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests) (other than leases or rentals of revenue earning equipment in the ordinary course of business), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Parent Borrower, issue or sell any shares of such Subsidiary’s Capital Stock, to any Person other than, subject to any applicable limitations set forth in subsection 8.5, the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower, except:

(a)           the sale or other Disposition of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           the sale or other Disposition of any property (including Rental Equipment) in the ordinary course of business;

(c)           the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Parent Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;

(d)           as permitted by subsection 8.5(b)or 8.5(c) and pursuant to Sale and Leaseback Transactions permitted by subsection 8.12;

(e)           subject to any applicable limitations set forth in subsection 8.5, Dispositions of any assets or property by the Parent Borrower or any of its Subsidiaries to the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower;

(f)            (i) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole and (ii) licensing of Intellectual Property in the ordinary course of business;

(g)           any Disposition by the Parent Borrower or any of its Subsidiaries, provided that the Net Cash Proceeds of each such Disposition do not exceed $10,000,000 and the aggregate Net Cash Proceeds of all Dispositions in any fiscal year made pursuant to this paragraph (g) do not exceed $20,000,000;

(h)           any other Asset Sales by the Parent Borrower or any of its Subsidiaries the Net Cash Proceeds of which other Asset Sales do not exceed $125,000,000 in the aggregate after the Closing Date, provided that in the case of any such Asset Sale, an amount equal to 100% of the Net Cash Proceeds of such Dispositions less the Reinvested Amount is applied in accordance with subsection 4.4(b)(ii);

(i)            any Disposition set forth on Schedule 8.6(i); and

(j)            any Financing Disposition.

8.7           Limitation on Dividends.  Declare or pay any dividend (other than dividends payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower, except that:

(a)           the Parent Borrower may pay cash dividends in an amount sufficient to allow any Parent Entity or CCMGC to pay expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of CCMGC or another Parent Entity or other assets, relating to the ownership interest of such Parent Entity in another Parent Entity, CCMGC or Subsidiaries of CCMGC, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in CCMGC or another Parent Entity and such other related assets; and provided, further, that if CCMGC shall own any material assets other than Capital Stock of the Parent Borrower or other assets relating to the ownership interest of CCMGC in the Parent Borrower or Subsidiaries of the Parent Borrower, such cash dividends with respect to CCMGC shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by CCMGC relating to or allocable to its ownership interest in the Parent Borrower and such other related assets;

(b)           the Parent Borrower may pay cash dividends in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity or CCMGC in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of sub-clause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of CCMGC or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, CCMGC or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, CCMGC and such other assets; and provided, further, that in the case of sub-clause (i) above, if CCMGC shall own any material assets other than the Capital Stock of the Parent Borrower or other assets relating to the ownership interest of CCMGC in the Parent Borrower or its Subsidiaries, with respect to CCMGC such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by CCMGC relating or allocable to its ownership interest in the Parent Borrower and such other assets;

(c)           the Parent Borrower may pay, without duplication, cash dividends (A) pursuant to the Tax Sharing Agreement; and (B) to pay or permit CCMGC or any Parent Entity to pay any Related Taxes;

(d)           the Parent Borrower may (i) pay cash dividends in an amount sufficient to allow CCMGC and any Parent Entity to pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents, and to allow CCMGC to perform its obligations under or in connection with the Loan Documents to which it is a party and (ii) make dividends, payments and distributions in connection with the Canadian Reorganization;

(e)           the Parent Borrower may pay cash dividends in an amount sufficient to allow CCMGC or any Parent Entity to repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates), or as otherwise contemplated by any Management Subscription Agreements, for an aggregate purchase price not to exceed $20,000,000; provided that such amount shall be increased by (i) an amount equal to $5,000,000 on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date, and (ii) an amount equal to the proceeds to CCMGC (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by CCMGC or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of CCMGC’s or any Parent Entity’s Capital Stock; and

(f)            in addition to cash dividends, payments and distributions expressly permitted by this subsection 8.7, the Parent Borrower may make cash dividends, payments and distributions in an aggregate amount not to exceed $150,000,000; provided that such amount shall be increased by the amount of Cumulative Excess Cash Flow Not Otherwise Applied (which shall be available for use hereunder only at any time that the Consolidated Leverage Ratio of the Parent Borrower for the most recently completed fiscal period is less than or equal to 3.75 to 1.00).

8.8           Limitation on Capital Expenditures.  At any time on or after January 1, 2006, make or commit to make any Capital Expenditures (excluding any expenses incurred in connection with normal replacement and maintenance programs properly charged to current operations, Reinvested Amounts with respect to any Recovery Event and Capital Expenditures made by any Special Purpose Subsidiaries, any expenditures for purchases of Rental Equipment, Rental Car Vehicles and Capital Expenditures required (in the good faith determination of the Company) in connection with Vehicle Rental Concession Rights, all of which shall be permitted without regard to the limits of this subsection 8.8); provided that the Parent Borrower and its Subsidiaries may make Capital Expenditures in an amount not to exceed, for any period set forth below, the amount set forth opposite such period below:

Period	Amount
January 1, 2006 to and including December 31, 2006	$350,000,000
January 1, 2007 to and including December 31, 2007	$350,000,000
January 1, 2008 to and including December 31, 2008	$400,000,000
January 1, 2009 to and including December 31, 2009	$400,000,000
January 1, 2010 to and including December 31, 2010	$400,000,000
January 1, 2011 to and including December 31, 2011	$400,000,000
January 1, 2012 to and including December 21, 2012	$400,000,000

provided, further, that up to 100% of any Capital Expenditures permitted above to be made during any period and not made during such period may be carried over and expended during the next succeeding period. In making determinations pursuant to the preceding sentence, amounts carried over from any period into a subsequent period shall be deemed utilized prior to the amount permitted by the table set forth above has been utilized on Capital Expenditures during the respective period.

8.9           Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in (each an “Investment”), any Person, except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in cash and Cash Equivalents;

(c)           Investments existing on the Closing Date and described in Schedule 8.9(c), setting forth the respective amounts of such Investments as of a recent date;

(d)           Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by subsection 8.6(c);

(e)           loans and advances to officers, directors or employees of CCMGC or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment expenses, (ii) existing on the Closing Date and described in Schedule 8.9(c), (iii) made after the Closing Date for relocation expenses in the ordinary course of business, (iv) made for other purposes in an aggregate amount (as to CCMGC and all of its Subsidiaries), together with the aggregate amount of all Guarantee Obligations permitted pursuant to subsection 8.4(f)(iii), of up to $7,500,000 outstanding at any time and (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in subsection 8.11;

(f)            (i) Investments by the Parent Borrower or any Subsidiary in the Parent Borrower or any other Subsidiary and (ii) Investments in CCMGC in amounts and for purposes for which dividends are permitted under subsection 8.7;

(g)           acquisitions expressly permitted by subsection 8.10;

(h)           Investments of the Parent Borrower and its Subsidiaries under Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

(i)            Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in subsection 8.3(c), (d) or (f);

(j)            Investments representing non-cash consideration received by the Parent Borrower or any of its Subsidiaries in connection with any Asset Sale, provided that in the case of any Asset Sale permitted under subsection 8.6(g) or (h), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Asset Sale and any such non-cash consideration received by the Parent Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Lenders pursuant to the Security Documents;

(k)           Investments by the Parent Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or such Subsidiary in an aggregate amount not to exceed at any time an amount equal to $20,000,000; provided that (i) such amount shall be increased by an amount equal to $5,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased, (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by subsection 8.4(o), (iii) the Parent Borrower or such Subsidiary complies with the provisions of subsection 7.9(b) and (c) hereof, if applicable, with respect to such ownership interest;

(l)            Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as the Parent Borrower or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(m)          Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Subsidiaries; provided that any such securities or other property received by the Parent Borrower or any other Loan Party is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents;

(n)           loans and advances to Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Parent Entity (so long as (i) such Parent Entity applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, CCMGC or applies such proceeds to pay Parent Entity Expenses and (ii) CCMGC applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Parent Borrower or applies such proceeds to pay Parent Entity Expenses) or CCMGC of up to $20,000,000 outstanding at any one time; provided that such amount shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by subsection 8.4(b);

(o)           Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights (including any Investments referred to in the definition of the term “Vehicle Rental Concession Rights”);

(p)           in addition to Investments otherwise expressly permitted by this subsection 8.9, Investments by the Parent Borrower or any of its Subsidiaries in an aggregate amount not to exceed $400,000,000 outstanding at any time; provided that such amount shall be increased by the amount of Cumulative Excess Cash Flow Not Otherwise Applied (which shall be available for use hereunder only at any time that the Consolidated Leverage Ratio of the Parent Borrower for the most recently completed fiscal period is less than or equal to 3.75 to 1.00); and

(q)           Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to or in favor of any Special Purpose Entity, including (1) Investments of funds in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Parent Borrower, CCMGC or any Parent Entity, provided that if CCMGC or such Parent Entity receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by CCMGC or any Parent Entity to the Parent Borrower.

8.10         Limitations on Certain Acquisitions.  Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Borrower and its Subsidiaries shall be allowed to make any such acquisitions so long as:

(a)           such acquisition is expressly permitted by subsection 8.5, or

(b)           the aggregate consideration paid by the Parent Borrower and its Subsidiaries for such acquisition (including cash and indebtedness incurred or assumed in connection with such acquisition) consists solely of any combination of:

(i)            Capital Stock of any Parent Entity or CCMGC; and/or

(ii)           cash in an amount equal to the Net Cash Proceeds of the sale or issuance of Capital Stock of any Parent Entity or CCMGC which amount is contributed to the Parent Borrower within 90 days prior to the date of the relevant acquisition (and is not a Specified Equity Contribution); and/or

(iii)          additional cash and other property (excluding cash and other property covered under clauses (i) and (ii) of this subsection 8.10(b)) and Indebtedness (whether incurred or assumed) in an aggregate amount (net of any such consideration attributable to the purchase of revenue earning equipment (based on net book value) in connection with such acquisition) which, when aggregated with all other amounts of cash and such other property paid for acquisitions, and Indebtedness incurred or assumed, in each case in reliance on this clause (iii), does not exceed $300,000,000; and/or

(iv)          additional cash and other property (excluding cash and other property covered under clauses (i), (ii), and (iii) of this subsection 8.10(b) and Indebtedness (whether incurred or assumed) in an aggregate amount (net of any such consideration attributable to the purchase of revenue earning equipment (based on net book value) in connection with such acquisition) which, when aggregated with all other amounts of cash and such other property paid for acquisitions, and Indebtedness incurred or assumed, in each case in reliance on this clause (iv), does not exceed $500,000,000, provided that such acquisition is made at a time when the Consolidated Leverage Ratio, calculated on a pro forma basis after giving effect to such acquisition (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Administrative Agent signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) at least three Business Days prior to the consummation of such acquisition), is equal to or less than 3.75 to 1.00; provided that such amount shall be increased by the amount of Cumulative Excess Cash Flow Not Otherwise Applied;

provided, further that in the case of each such acquisition pursuant to clauses (a) and (b) after giving effect thereto, no Default or Event of Default shall occur as a result of such acquisition.

8.11         Limitation on Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the Parent Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that nothing contained in this subsection 8.11 shall be deemed to prohibit:

(i)            the Parent Borrower or any of its Subsidiaries from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of the Parent Borrower or any of its Subsidiaries that provides for annual aggregate base compensation not in excess of $2,000,000 for each such director, officer or employee;

(ii)           the Parent Borrower or any of its Subsidiaries from entering into or performing an agreement with any Sponsor or any Affiliate of any Sponsor for the rendering of management consulting or financial advisory services for compensation not to exceed in the aggregate $7,500,000 per year plus reasonable out-of-pocket expenses;

(iii)          the payment of transaction expenses in connection with this Agreement;

(iv)          the Parent Borrower or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent or employee of the Parent Borrower or any of its Subsidiaries, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of CCMGC or another Parent Entity, or other assets relating to the ownership interest of such Parent Entity in CCMGC or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such liabilities relating or allocable to the ownership interest of such Parent Entity in CCMGC or another Parent Entity and such other related assets) or CCMGC or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Borrower or any of its Subsidiaries, predecessors or successors, (C) arising out of the performance by any Affiliate of any Sponsor of management consulting or financial advisory services provided to the Parent Borrower or any of its Subsidiaries, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of the Parent Borrower or any of its Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Borrower or any of its Subsidiaries;

(v)           the Parent Borrower or any of its Subsidiaries from performing any agreements or commitments with or to any Affiliate existing on the Closing Date and described on Schedule 8.11(v);

(vi)          any transaction permitted under subsection 8.4(b), 8.4(d), 8.4(f), 8.5, 8.7, 8.9(e), 8.9(f) or 8.9(n), any transaction with a Wholly Owned Subsidiary of the Parent Borrower and any transaction with a Special Purpose Entity;

(vii)         the Parent Borrower or any of its Subsidiaries from performing its obligations under the Tax Sharing Agreement;

(viii)        the Parent Borrower from paying to any Sponsor or any of their respective Affiliates fees of up to $75,000,000 in the aggregate, plus out-of-pocket expenses, in connection with the Transactions; and

(ix)           the Transactions and all transactions relating thereto.

For purposes of this subsection 8.11, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of any Parent Entity, CCMGC, the Parent Borrower or such Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of any Parent Entity, CCMGC, the Parent Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) ”Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

8.12         Limitation on Sale and Leaseback Transactions.  Enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary (any of such arrangements, a “Sale and Leaseback Transaction”), unless (a) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the consummation of the Sale and Leaseback Transaction and the application of the proceeds thereof, with the Consolidated Leverage Ratio set forth in subsection 8.1(a), recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower for which the relevant information is available as if such Sale and Leaseback Transaction had been consummated on the first day of the relevant period for testing such compliance (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Administrative Agent signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) at least three Business Days prior to the consummation of such Sale and Leaseback Transaction), (b) the lease entered into by the Parent Borrower or any of its Subsidiaries in connection with such Sale and Leaseback Transaction is either (i) a Financing Lease or (ii) a lease the payments under which will be treated as an operating expense for purposes of determining EBITDA, and (c) an amount equal to 100% of the Net Cash Proceeds of such Sale and Leaseback Transaction is applied in accordance with subsection 4.4(b)(iv).

8.13         Limitation on Dispositions of Collateral.  Convey, sell, transfer, lease, or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so (unless such attempt, offer or contract is conditioned upon obtaining any requisite consent of the Lenders hereunder), except for (a) mergers, amalgamations, consolidations, sales, leases, transfers or other Dispositions expressly permitted under subsection 8.5 and (b) sales or other Dispositions expressly permitted under subsection 8.6, including sales of Rental Equipment in the ordinary course of business; and the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Parent Borrower may reasonably request in connection with the foregoing.

8.14         Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents.  (a)  Make any optional payment or prepayment on or optional repurchase or redemption of any of the New Notes or the Existing Notes (other than pursuant to the Tender Offers) including any payments on account of, or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof, except optional payments, prepayments or repurchases of the New Notes or the Existing Notes with Cumulative Excess Cash Flow Not Otherwise Applied so long as the Consolidated Leverage Ratio of the Parent Borrower for the most recently completed fiscal period is less than or equal to 3.75 to 1.00.

(b)           In the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any of the New Notes or the Existing Notes or any portion thereof, unless the Parent Borrower shall have (i) made payment in full of the Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note and cash collateralized the L/C Obligations on terms reasonably satisfactory to the Administrative Agent or (ii) made an offer to pay the Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and to cash collateralize the L/C Obligations in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer and cash collateralized the L/C Obligations in respect of each such Lender which has accepted such offer.

(c)           Amend, supplement, waive or otherwise modify any of the provisions of (other than pursuant to the supplemental indentures executed on the Closing Date in connection with the Merger) the New Notes Indentures or (other than pursuant to the Indenture Amendments) any Existing Notes document (including pursuant to an extension, renewal, replacement or refinancing thereof):

(i)            which, in the case of the New Notes Indenture governing the Senior Subordinated Notes, amends, supplements, waives, or otherwise modifies any subordination provisions contained therein;

(ii)           except as permitted pursuant to subsection 8.14(a), which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Indebtedness evidenced by the New Notes or Existing Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith;

(iii)          which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Parent Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions; or

(iv)          which otherwise adversely affects the interests of the Lenders as senior secured creditors with respect to the New Notes or Existing Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect.

(d)           (i) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by the Parent Borrower or any of its Subsidiaries thereunder, other than amendments reasonably reflecting changes in law or regulations after the date hereof, or (ii) otherwise amend, supplement or otherwise modify the terms and conditions of the Tax Sharing Agreement except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

(e)           Enter into any Synthetic Purchase Agreement if under such Synthetic Purchase Agreement it may be required to make (i) any payment relating to the Capital Stock of any Parent Entity or CCMGC that has the same economic effect on the Parent Borrower and its Subsidiaries as any Investment by the Parent Borrower in Capital Stock of any Parent Entity or CCMGC prohibited by subsection 8.9 above or (ii) any payment relating to the New Notes that has the same economic effect on the Parent Borrower as any optional payment or prepayment or repurchase or redemption of such New Notes prohibited by subsection 8.14(a) above, unless, in each case, such requirement is conditioned upon obtaining any requisite consent of the Lenders hereunder.

8.15         Limitation on Changes in Fiscal Year.  Permit the fiscal year of CCMGC or the Parent Borrower to end on a day other than December 31.

8.16         Limitation on Negative Pledge Clauses.  Enter into with any Person any agreement which prohibits or limits the ability of the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiaries or any Foreign Subsidiaries or Subsidiaries of either thereof) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement, the other Loan Documents and any related documents, the ABL Facility Documents and (b) any industrial revenue or development bonds, purchase money mortgages, acquisition agreements or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed or acquired thereby), operating leases of real property entered into in the ordinary course of business or agreements relating to or arising out of Vehicle Rental Concession Rights.

8.17         Limitation on Lines of Business.  (a)  Enter into any business, either directly or through any Subsidiary or joint venture or similar arrangement described in subsection 8.9(k), except for those businesses of the same general type as those in which the

Parent Borrower and its Subsidiaries are engaged on the Closing Date or which are reasonably related thereto.

(b)           In the case of any Foreign Subsidiary Holdco, (x) own any material assets other than securities or Indebtedness of one or more Foreign Subsidiaries and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries or (y) other than with respect to Hertz International Ltd. and any successor entity that succeeds to all of the rights and obligations of Hertz International Ltd. by operation of law, incur or become liable for any Indebtedness for borrowed money to any Person other than the Parent Borrower or a Subsidiary of the Parent Borrower, any other material Indebtedness to any Person other than the Parent Borrower or a Subsidiary of the Parent Borrower or any Guarantee Obligations of any Indebtedness (other than of any Foreign Subsidiary or any Subsidiary of any Foreign Subsidiary), in each case except pursuant to subsections 8.2(a) and 8.4(l).

8.18         Limitations on Currency, Commodity and Other Hedging Transactions.  Enter into, purchase or otherwise acquire agreements or arrangements relating to currency, commodity or other hedging except, to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of the Parent Borrower or any of its Subsidiaries with reputable financial institutions or vendors and not for purposes of speculation (any such agreement or arrangement permitted by this subsection, a “Permitted Hedging Arrangement”).

8.19         Limitations on Activities of Hertz Vehicle Sales Corporation.  Permit Hertz Vehicle Sales Corporation to (a) engage at any time in any business or business activity other than (i) engaging in such business and business activity as Hertz Vehicle Sales Corporation conducts on the Closing Date and other business and business activities reasonably related thereto, (ii) actions incidental to the consummation of the Transactions, (iii) actions required by law to maintain its existence or to engage in the business or business activities described in clause (i) above, (iv) the payment of dividends and taxes and (v) activities incidental to its maintenance and continuance and to the foregoing activities and (b) own any material assets other than those relating to the business and business activities described in clause (a) above in amounts consistent with historical practice (taking into account transaction volumes); or (c) incur any indebtedness for borrowed money, other than to the Parent Borrower or any of its Subsidiaries.

8.20         Limitation on  HERC Capital Expenditures.  At any time on or after January 1, 2006, make or commit to make any HERC Capital Expenditures; provided that the Parent Borrower and its Subsidiaries may make HERC Capital Expenditures in an amount not to exceed, for any period below, determined on a consolidated basis, the amount set forth opposite such period below:

Period	Amount
January 1, 2006 to and including December 31, 2006	$375,000,000
January 1, 2007 to and including December 31, 2007	$400,000,000
January 1, 2008 to and including December 31, 2008	$415,000,000
January 1, 2009 to and including December 31, 2009	$425,000,000
January 1, 2010 to and including December 31, 2010	$435,000,000
January 1, 2011 to and including December 31, 2011	$445,000,000
January 1, 2012 to and including December 21, 2012	$455,000,000

provided, that up to 100% of any HERC Capital Expenditures permitted above to be made during any period and not made during such period may be carried over and expended during the next succeeding period (amounts so carried over from any period into a subsequent period being deemed utilized prior to the amount permitted by the table set forth above being utilized on HERC Capital Expenditures during the respective period); and provided, further, that to the extent that the sum of (i) the amount of cash included in the cash accounts listed on the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries (to the extent such cash is not classified as “restricted” for financial statement purposes as of the end of such fiscal year plus (ii) the Available Revolving Credit Loan Commitment (as defined in the ABL Facility Documents) as of the end of such fiscal year (such sum, “Year-End Liquidity”) is equal to or exceeds $400,000,000, the restrictions on making or committing any HERC Capital Expenditures set forth in this subsection 8.20 shall not be applicable to the Parent Borrower and its Subsidiaries in the succeeding fiscal year; further provided, to the extent Year-End Liquidity is less than $400,000,000, the Parent Borrower and/or any of its Subsidiaries may, within twelve months following the end of such fiscal year, issue (other than to the Parent Borrower or any of its Subsidiaries) debt or equity securities otherwise permitted under this Agreement yielding net proceeds to the issuer of such securities of not less than the difference of (i) $400,000,000 minus (ii) Year-End Liquidity at the end of such fiscal year and, upon receipt of such proceeds by such issuer, Year-End Liquidity shall be deemed to have been in excess of $400,000,000 as of the end of such fiscal year.

SECTION 9. EVENTS OF DEFAULT.  If any of the following events shall occur and be continuing:

(a)           The Parent Borrower shall fail to pay any principal of any Loan or any Reimbursement Amount when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Parent Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           Any Loan Party shall default in the observance or performance of any agreement contained in subsection 7.7(a) or Section 8 of this Agreement, Section 5.2.2 of the Guarantee and Collateral Agreement; provided that, in the case of a default in the observance or performance of its obligations under subsection 7.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default; or

(d)           Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of CCMGC shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to CCMGC by the Administrative Agent or the Required Lenders; or

(e)           CCMGC or any of its Subsidiaries shall (A) (i) default in (x) any payment of principal of or interest on any Indebtedness (including, without limitation, any Material Vehicle Lease Obligation, but excluding the Loans and the Reimbursement Amount) in excess of $60,000,000 or (y) in the payment of any Guarantee Obligation in excess of $60,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (including, without limitation, any Material Vehicle Lease Obligation, but excluding the Loans and the Reimbursement Amount) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given or (B) default in the observance or performance of any agreement or condition (other than as referred to in clause (A)(i) above) relating to any Material Vehicle Lease Obligation referred to in clause (A)(i) above, and the lessor thereunder or its permitted assignee shall have terminated such Material Vehicle Lease Obligation, and such termination shall have caused an “amortization event” (or similar event however denominated) under the Special Purpose Financing to which such Material Vehicle Lease Obligation relates; or

(f)            If (i) any Loan Party or any Material Subsidiaries of the Parent Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Material Subsidiaries of the Parent Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Parent Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any Material Subsidiaries of the Parent Borrower shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Subsidiaries of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)           Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against the Parent Borrower or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            Any outstanding Senior Subordinated Notes, for any reason, shall not be or shall cease to be validly subordinated as provided therein and in the applicable New Notes Indenture to the obligations of the Parent Borrower under this Agreement and the other Loan Documents, or the obligations of any other Loan Party under a guarantee of the Senior Subordinated Notes, for any reason, shall not be or shall cease to be validly subordinated as provided therein and in the applicable New Note Indenture, to the obligations under the Loan Documents or Guarantee Obligations (in each case to the extent such obligations under the Loan Documents or Guarantee Obligations constitute “Indebtedness” as defined in the applicable New Notes Indenture on the date hereof) of such Loan Party hereunder or under the Guarantee and Collateral Agreement, as the case may be; or

(j)            Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(k)           Any Loan Document (other than this Agreement or any of the Security Documents) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

(l)            A Change of Control shall have occurred.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Parent Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Parent Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Parent Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Parent Borrower hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other obligations of the Parent Borrower under the Loan Documents). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Collateral Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Parent Borrower, shall, forthwith upon demand by the Administrative Agent pay to the Administrative Agent as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account with respect to Letters of Credit shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Amounts shall have been satisfied (whether by reimbursement by the Parent Borrower or a New Term Loan) and all obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Parent Borrower (or such other Person as may be lawfully entitled thereto). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10. THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1         Appointment.  Each Lender hereby irrevocably designates and appoints DBNY as the Administrative Agent and Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes DBNY, as

Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent and the Issuing Lenders, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Other Representatives. Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

10.2         Delegation of Duties.  In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for CCMGC or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3         Exculpatory Provisions.  None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by CCMGC, the Parent Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of CCMGC, the Parent Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default. Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of CCMGC, the Parent Borrower or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of CCMGC, the Parent Borrower or any other Loan Party which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4         Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent Borrower or CCMGC), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with subsection 11.6 and all actions required by such Section in connection with such transfer shall have been taken. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor. The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or either of the Parent Borrower or CCMGC referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6         Acknowledgements and Representations by Lenders.  Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of the Parent Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender. Each Lender represents to the Administrative Agent, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of CCMGC and the Parent Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Administrative Agent nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of subsection 11.6 applicable to the Lenders hereunder.

10.7         Indemnification.  (a)  The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by the Parent Borrower or any other Loan Party and without limiting the obligation of the Parent Borrower to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Delayed Draw Term Loan Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The obligations to indemnify each Issuing Lender shall be ratable among the L/C Participants in accordance with their Letter of Credit Percentage. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

(b)           Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)           The agreements in this subsection 10.7 shall survive the payment of all Borrower Obligations and Guaranteed Obligations (each as defined in the Guarantee and Collateral Agreement).

10.8         The Administrative Agent and Other Representatives in Their Individual Capacity.  The Administrative Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Parent Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents. With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, the Administrative Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not the Administrative Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Other Representatives in their individual capacities.

10.9         Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)           The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, in each case at its option and in its discretion, to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with subsection 8.6, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 11.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent or the Collateral Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 10.9.

(c)           No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by CCMGC or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(d)           The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

10.10       Successor Agent.  (a)  Subject to the appointment of a successor as set forth herein, the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Parent Borrower. If the Administrative Agent or  Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. Each of the Syndication Agent and the Documentation Agent, may resign as an Agent hereunder upon 10 days’ notice to the Administrative Agent, Lenders and the Parent Borrower. If the Syndication Agent or the Documentation Agent shall resign as Syndication Agent or Documentation Agent hereunder, as applicable, the duties, rights, obligations and responsibilities of such Agent hereunder, if any, shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Arranger, any Agent or any Lender. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation as such Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents. After the resignation of any Administrative Agent pursuant to the preceding provisions of this subsection 10.10, such resigning Administrative Agent shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation although the resigning Administrative Agent shall retain all rights hereunder as Issuing Lender with respect to all Letters of Credit issued by it prior to the effectiveness of its resignation as Administrative Agent hereunder.

10.11       Other Representatives.  None of the Syndication Agent, the Documentation Agent nor any of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

10.12       Reserved.

10.13       Withholding Tax.  To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

SECTION 11. MISCELLANEOUS.

11.1         Amendments and Waivers.  (a)  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)            reduce the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Amount or of any scheduled installment thereof or reduce or forgive the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan or Reimbursement Amount is payable, in each case without the consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)           amend, modify or waive any provision of this subsection 11.1(a) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by CCMGC or the Parent Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 8.5 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii)          release any Guarantor under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)          require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(v)           amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and of any Other Representative affected thereby;

(vi)          amend, modify or waive the provisions of any Letter of Credit or any Letter of Credit Obligation without the written consent of the applicable Issuing Lender and each affected Letter of Credit Participant; or

(vii)         amend, modify or waive the order of application of payments set forth in subsections 4.4(d) or 4.8(a) hereof, or Section 4.1 of the Intercreditor Agreement in each case without the consent of the Supermajority Lenders;

provided further that, notwithstanding the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any fiscal year without the consent of any Lender.

(b)           Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)           Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of subsection 11.1(a) as originally in effect.

(d)           If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Parent Borrower may, on ten Business Days’ prior written notice to the Administrative and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this subsection 11.1(d), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

11.2         Notices.  (a)  All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Parent Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Parent Borrower:	The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Chief Financial Officer
Facsimile: 201-307-2324
Telephone: 201-307-2000

with copies to:	The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: General Counsel
Facsimile: 201-594-3122
Telephone: 207-307-2000

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: David A. Brittenham, Esq.
Facsimile: (212) 909-6836
Telephone: (212) 909-6000

The Administrative Agent	Deutsche Bank AG, New York Branch
the Administrative Agent
60 Wall Street
New York, New York 10005
Attention: Marguerite Sutton
Facsimile: (212) 797-4655
Telephone: (212) 250-6150

The Collateral Agent:	Deutsche Bank AG, New York Branch
the Collateral Agent
60 Wall Street
New York, New York 10005
Attention: Marguerite Sutton
Facsimile: (212) 797-4655
Telephone: (212) 250-6150

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.7, 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

(b)           Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent or such Issuing Lender in good faith to be from a Responsible Officer.

11.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5         Payment of Expenses and Taxes.  The Parent Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of Latham & Watkins LLP and McMillan Binch Mendelsohn LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, the Arrangers and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, the Arrangers and the Agents for, and hold each Lender, the Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Arrangers, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower of any of its Subsidiaries or any of the property of the Parent Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent, any other Agent or any such Lender (or any of their respective directors, trustees, officers, employees, agents, successors and assigns) or (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Section shall be submitted to the address of the Parent Borrower set forth in subsection 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Parent Borrower shall have no obligation under this subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

11.6         Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with subsection 8.5, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Term Loan Commitment and/or Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          The Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 9(a) or (f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower’s prior written consent shall be required for such assignment; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an affiliate of a Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under subsection 9(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this subsection 11.6, the term “Approved Fund” has the following meaning:  “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 4.10, 4.11, 4.12, 4.13 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)          The Parent Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Parent Borrower’s agent, solely for purposes of this subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent Borrower, the Administrative Agent, the applicable Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, the applicable Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Parent Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          On or prior to the effective date of any assignment pursuant to this subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Parent Borrower marked “cancelled”.

Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this subsection 11.6(b) would be entitled to receive any greater payment under subsection 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 9(a) or (f) has occurred and is continuing or  the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(i)            Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Parent Borrower, the Administrative Agent, the applicable Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 11.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Parent Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 4.10, 4.11, 4.12, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 11.7(a) as though it were a Lender.

(ii)           No Loan Party shall be obligated to make any greater payment under subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of subsection 4.11 unless such Participant complies with subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)           Any Lender, without the consent of the Parent Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)           No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 11.6(b). The Parent Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)           If the Parent Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the

Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 11.1. Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Parent Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 4.12. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7         Adjustments; Set-off; Calculations; Computations.  (a)  If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Term Loans or the Reimbursement Amounts owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise (except pursuant to subsection 4.4, 4.13(d) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Term Loans or the Reimbursement Amounts, as the case may be, owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Term Loans or the Reimbursement Amounts, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Parent Borrower, any such notice being expressly waived by the Parent Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 9(a) to set-off and appropriate and apply against any amount then due and payable under subsection 9(a) by the Parent Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Parent Borrower. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8         Judgment.  (a)  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 11.8 being hereinafter in this subsection 11.8 referred to as the “Judgment Conversion Date”).

(b)           If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)           The term “rate of exchange” in this subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

11.10       Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11       Integration.  This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12       GOVERNING LAW.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.13       Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and the Parent Borrower shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

11.14       Acknowledgements.  The Parent Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Parent Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Parent Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Parent Borrower and the Lenders.

11.15       WAIVER OF JURY TRIAL.  EACH OF THE PARENT BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16       Confidentiality.  Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of CCMGC, the Parent Borrower, or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of CCMGC, the Parent Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent Borrower and its obligations which agrees to comply with the provisions of this subsection pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Parent Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of the Parent Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Parent Borrower being violated.

11.17       USA Patriot Act Notice.  Each Lender hereby notifies the Parent Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.:  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Parent Borrower, which information includes the name of the Parent Borrower and other information that will allow such Lender to identify the Parent Borrower in accordance with the Patriot Act, and the Parent Borrower agrees to provide such information from time to time to any Lender.

11.18       Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S.  To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents. The Parent Borrower hereby agrees that, following any request by the Administrative Agent or Required Lenders to do so, the Parent Borrower shall, and shall cause its Subsidiaries to, take (to the extent they may lawfully do so) such actions (including the making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are reasonably determined by the Administrative Agent or Required Lenders to be necessary or reasonably desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE HERTZ CORPORATION

By:	/s/ Harold E. Rolfe
Name:	Harold E. Rolfe
Title:	Senior Vice President
General Counsel & Secretary

DEUTSCHE BANK AG, NEW YORK BRANCH, Individually, as Lender and as Administrative Agent and Collateral Agent

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Director

By:	/s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Vice President

LEHMAN COMMERCIAL PAPER, INC. Individually, as a Lender and as Syndication Agent

By:	/s/ Jeffrey Ast
Name:	Jeffrey Ast
Title:	Authorized Signatory

MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, Individually and as Documentation Agent, Joint Lead Arranger and Joint Bookrunning Manager

By:	/s/ Sheila McGillicuddy
Name:	Sheila McGillicuddy
Title:	Director

MERRILL LYNCH CAPITAL CORPORATION Individually and as a Lender

By:	/s/ Stephanie Vallillo
Name:	Stephanie Vallillo
Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., Individually and as Lender

By:	/s/ William W. Archer
Name:	William W. Archer
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., Individually, as a Lender and as Joint Bookrunning Manager

By:	/s/ Karen M. Sharf
Name:	Karen M. Sharf
Title:	Vice President

Bank of America, N.A., Solely in its capacity as Issuing Lender of the Existing Letters of Credit

By:	/s/ Elizabeth G. Brandt
Name:	Elizabeth G. Brandt
Title:	Vice President

BNP PARIBAS, as LC Issuer

By:	/s/ Cecile Scherer
Name:	Cecile Scherer
Title:	Director, Merchant Banking Group

By:	/s/ Richard Cushing
Name:	Richard Cushing
Title:	Director